UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Aerojet Rocketdyne Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:
☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

222 N. Sepulveda Blvd, Suite 500 El Segundo, CA 90245
March 24, 2017
Dear Stockholder:
You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Aerojet Rocketdyne Holdings, Inc., which will be held at 9:00 a.m. Pacific Time, on May 4, 2017. Our 2017 Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via a live webcast. You will be able to attend the meeting on the Internet and submit your questions during the meeting by visiting ajrd.onlineshareholdermeeting.com. Details regarding how to attend the meeting online and the business to be presented at the meeting can be found in the accompanying Notice of Annual Meeting and Proxy Statement.
We have elected to take advantage of the Securities and Exchange Commission’s rule that allows us to furnish our proxy materials to our stockholders over the Internet. We believe electronic delivery will expedite the receipt of materials and, by printing and mailing a smaller volume, will reduce the environmental impact of our annual meeting materials and help lower our costs. On or about March 24, 2017, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) will be mailed to our stockholders. This Notice contains instructions on how to access the Notice of Annual Meeting, Proxy Statement and Annual Report to Stockholders online. You will not receive a printed copy of these materials, unless you specifically request one. The Notice of Internet Availability contains instructions on how to receive a paper copy of the proxy materials. For those participants who hold shares of the Company’s common stock in the Aerojet Rocketdyne Retirement Savings Plan, you will receive a full set of annual meeting materials and a proxy card by mail.
On behalf of the Board of Directors and the management of Aerojet Rocketdyne Holdings, Inc., I extend our appreciation for your continued support.
Very truly yours,
/s/ Warren G. Lichtenstein
WARREN G. LICHTENSTEIN
Executive Chairman

222 N. Sepulveda Blvd, Suite 500 El Segundo, CA 90245
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME:	9:00 a.m. Pacific Time on Thursday, May 4, 2017
PLACE:	Online at ajrd.onlineshareholdermeeting.com
ITEMS OF BUSINESS:	1. To elect eight directors to our Board of Directors to serve until the 2018 annual meeting of stockholders and until their respective successors have been duly elected and qualified;

2. To consider and approve an advisory resolution to approve executive compensation;

3. To consider and act upon an advisory vote on the frequency of the advisory vote regarding the resolution to approve executive compensation;

4. To ratify the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as independent auditors of the Company for the fiscal year ending December 31, 2017; and

5. To consider and act on such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

RECORD DATE:	You are entitled to vote at the 2017 Annual Meeting if you were a stockholder of record at the close of business on March 8, 2017.

VIRTUAL ANNUAL MEETING ADMISSION:
Stockholders of record on the record date will be able to participate in the 2017 Annual Meeting of Stockholders via the Internet by visiting ajrd.onlineshareholdermeeting.com. To participate in the meeting, you will need the control number included on your Notice of Internet Availability, on your proxy card, or on the instructions that accompanied your proxy materials.

PROXY VOTING:
It is important that your shares be represented and voted at the meeting. You may vote your shares by voting electronically at the meeting by visiting ajrd.onlineshareholdermeeting.com and following the instructions, by Internet, by telephone or by completing, signing, dating and returning a proxy card which will be mailed to you if you request delivery of a full set of proxy materials. Participants in the Aerojet Rocketdyne Retirement Savings Plan must follow the voting instructions provided by Fidelity Management Trust Company. See details under the heading “How do I vote?”

INSPECTION OF LIST OF STOCKHOLDERS OF RECORD:	A list of the stockholders of record as of the record date will be available for inspection electronically during the virtual Annual Meeting.
By Order of the Board of Directors, /s/ Arjun L. Kampani ARJUN L. KAMPANI Vice President, General Counsel and Secretary

222 N. Sepulveda Blvd, Suite 500 El Segundo, CA 90245
PROXY STATEMENT
FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 4, 2017
GENERAL INFORMATION
The Board of Directors (the “Board”) of Aerojet Rocketdyne Holdings, Inc., a Delaware corporation (“Aerojet Rocketdyne” or the “Company”) solicits the enclosed proxy for use at the Company’s 2017 annual meeting of stockholders (the “Annual Meeting”) to be held on May 4, 2017 at 9:00 a.m. Pacific Time. Our 2017 Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via a live webcast. You can attend the Annual Meeting online, vote your shares electronically and submit questions during the meeting by visiting ajrd.onlineshareholdermeeting.com.
FREQUENTLY ASKED QUESTIONS
WHY DID I RECEIVE THIS PROXY STATEMENT?
The Board is soliciting your proxy to vote at the Annual Meeting because you were a stockholder of the Company’s common stock, par value $0.10 per share (“Common Stock”), at the close of business (5:00 p.m. Eastern time) on March 8, 2017 (the “Record Date”), and therefore you are entitled to vote at the Annual Meeting. This Proxy Statement contains information about the matters to be voted on at the meeting and the voting process, as well as information about the Company’s directors (“Directors”) and executive officers.
We are providing you with a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) and access to these proxy materials in connection with the solicitation by the Board of the Company to be used at the Annual Meeting and at any adjournment or postponement. The Notice of Internet Availability will be sent to stockholders of record and beneficial stockholders starting on or around March 24, 2017. The Proxy materials, including the Notice of Annual Meeting, Proxy Statement, and 2016 Annual Report, will be made available to stockholders on the Internet on March 24, 2017. For those participants who hold shares of the Company’s Common Stock in the Aerojet Rocketdyne Retirement Savings Plan, you will receive a full set of annual meeting materials and a proxy card for those shares.
WHY DID I RECEIVE A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS THIS YEAR INSTEAD OF A FULL SET OF PROXY MATERIALS?
Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), we are providing access to the Company’s proxy materials over the Internet rather than printing and mailing them to all stockholders. We believe electronic delivery will expedite the receipt of these materials, reduce the environmental impact of our annual meeting materials and will help lower our costs. Therefore, the Notice of Internet Availability will be mailed to stockholders (or e-mailed, in the case of stockholders that have previously requested to receive proxy materials electronically) starting on or around March 24, 2017. The Notice of Internet Availability will provide instructions as to how stockholders may access and review the proxy materials on the website referred to in the Notice of Internet Availability or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to them by mail. The Notice of Internet Availability will also provide voting instructions. In addition, stockholders may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings. Please note that, while our proxy materials are available at www.proxyvote.com referenced in the Notice of Internet Availability, no other information contained on the website is incorporated by reference in or considered to be a part of this Proxy Statement.

WHY DID I RECEIVE MORE THAN ONE NOTICE OF INTERNET AVAILABILITY?
You may receive multiple Notices of Internet Availability if you hold your shares of Aerojet Rocketdyne’s Common Stock in multiple accounts (such as through a brokerage account). If you hold your shares of Aerojet Rocketdyne’s Common Stock in multiple accounts you should vote your shares as described in each separate Notice of Internet Availability you receive.
IF AEROJET ROCKETDYNE IS UTILIZING NOTICE OF INTERNET AVAILABILILTY, WHY DID I RECEIVE A FULL SET OF ANNUAL MEETING MATERIALS AND A PROXY CARD?
For those participants who hold shares of the Company’s Common Stock in the Aerojet Rocketdyne Retirement Savings Plan, you will receive a full set of annual meeting materials and a proxy card for those shares. Fidelity Management Trust Company (the “Trustee”) is not utilizing Notice of Internet Availability for the Aerojet Rocketdyne Retirement Savings Plan participants.
WHAT AM I VOTING ON?
You are voting on the following items of business at the Annual Meeting:

•
To elect eight directors to our Board (the Board’s nominees are: Thomas A. Corcoran; Eileen P. Drake; James R. Henderson; Warren G. Lichtenstein; Lance W. Lord; Merrill A. McPeak; James H. Perry; and Martin Turchin) to serve until the 2018 annual meeting of stockholders and until their respective successors have been duly elected and qualified (“Proposal 1”);

•	To consider and approve an advisory resolution to approve executive compensation (“Proposal 2”);

•	To consider and act upon an advisory vote on the frequency of the advisory vote regarding the resolution to approve executive compensation (“Proposal 3”);

•
To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, as independent auditors of the Company for the fiscal year ending December 31, 2017 (“Proposal 4”); and

•	Any other matter that may properly be brought before the Annual Meeting.
WHO IS ENTITLED TO VOTE?
Stockholders of record as of the Record Date are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote.
WHAT ARE THE VOTING RECOMMENDATIONS OF THE BOARD?
The Board recommends that you vote your shares “FOR” each of the Board’s eight nominees standing for election to the Board; “FOR” the advisory resolution to approve executive compensation; for “ONE YEAR” as the frequency of the advisory resolution to approve executive compensation; and “FOR” the ratification of PwC, an independent registered public accounting firm, as independent auditors of the Company.
HOW DO I VOTE?
This year’s Annual Meeting will be held entirely online to allow greater participation. Stockholders may participate in the Annual Meeting by visiting ajrd.onlineshareholdermeeting.com on the Internet.
To participate in the Annual Meeting you will need the control number included on your Notice of Internet Availability, on your proxy card, or on the instructions that accompanied your proxy materials. Even if you plan to participate in the Annual Meeting online, we urge you to vote as soon as possible by one of the following methods to make sure your shares are represented if you later decide not to participate in the virtual Annual Meeting online.

SHARES HELD IN THE AEROJET ROCKETDYNE RETIREMENT SAVINGS PLAN
Please follow the voting instructions provided by Fidelity Management Trust Company, the Trustee. You may sign, date and return a voting instruction card to the Trustee or submit voting instructions by telephone or the Internet. If you provide voting instructions by mail, telephone, or the Internet, the Trustee will vote your shares as you have directed (or not vote your shares, if that is your direction). If you do not provide voting instructions, the Trustee will vote your shares in the same proportion as shares for which the Trustee has received voting instructions. You must submit voting instructions to the Trustee by no later than May 1, 2017 at 11:59 p.m. Eastern time in order for your shares to be voted as you have directed by the Trustee at the Annual Meeting. Aerojet Rocketdyne Retirement Savings Plan participants may not vote their Plan shares in person at the Annual Meeting.
SHARES HELD BY YOU, YOUR BROKER, BANK OR OTHER HOLDER OF RECORD
You may vote in several different ways:

•
By Internet during the Annual Meeting: You may vote electronically during the Annual Meeting on Thursday, May 4, 2017 at 9:00 a.m. Pacific Time via the Internet at ajrd.onlineshareholdermeeting.com using the control number we have provided to you. You may also be represented by another person at the meeting by executing a proxy properly designating that person. If you are the beneficial owner of shares held in “street name,” and wish to vote electronically during the Annual Meeting, you must obtain a legal proxy from your broker, bank or other holder of record.

•
By Telephone: You may vote by calling the toll-free telephone number indicated on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded.

•
By Internet before the meeting date: You may vote by going to the Internet website indicated on your proxy card. Confirmation that your voting instructions have been properly recorded will be provided.

•
By Mail: You may vote by completing, signing, dating and returning a proxy card which will be mailed to you if you request delivery of a full set of proxy materials. A postage-paid envelope will be provided along with the proxy card.

Telephone and Internet voting before the meeting date for stockholders of record will be available until 11:59 p.m. Eastern time on May 3, 2017. A mailed proxy card must be received by May 3, 2017 in order to be voted at the Annual Meeting. The availability of telephone and Internet voting for beneficial owners of other shares held in “street name” will depend on your broker, bank or other holder of record and we recommend that you follow the voting instructions on the Notice of Internet Availability that you receive from them.
If you are mailed a set of proxy materials and a proxy card or voting instruction card and you choose to vote by telephone or by Internet, you do not have to return your proxy card or voting instruction card. However, even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.
IS MY VOTE CONFIDENTIAL?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within the Company or to third parties, except: (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the vote; and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide on their proxy card written comments, which are then forwarded to management.
MAY I ATTEND THE MEETING?
All stockholders and properly appointed proxy holders may attend the Annual Meeting over the Internet at ajrd.onlineshareholdermeeting.com. Stockholders who plan to attend must have the control number we have provided to you to join the virtual Annual Meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at ajrd.onlineshareholdermeeting.com. Stockholders of record will be verified against an official list available electronically at the Annual Meeting. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the Record Date.
WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL OWNER?
If your shares are registered directly in your name with Aerojet Rocketdyne’s transfer agent, Computershare, Inc., you are considered a “stockholder of record” or a “registered stockholder” of those shares. In this case, your Notice of Internet Availability has been sent to you directly by Broadridge Financial Solutions, Inc. If your shares are held in a stock brokerage account or by a bank, trust or other nominee or custodian, including shares you may own as a participant in the Aerojet Rocketdyne Retirement Savings Plan, you are considered the “beneficial owner” of those shares, which are held in “street name.” A Notice of Internet Availability has been forwarded to you by or on behalf of your broker, bank, trustee or other holder who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank, trustee or other holder of record as to how to vote your shares by following their instructions for voting.
WHAT ARE BROKER NON-VOTES AND HOW ARE THEY COUNTED?
Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions at least ten days before the Annual Meeting. If no instructions are given within that time frame, the nominees may vote those shares on matters deemed “routine” by the New York Stock Exchange (“NYSE”). Proposals 1 through 3 are non-routine matters and, nominees cannot vote without instructions from the beneficial owner, resulting in so-called “broker non-votes.” Broker non-votes are not counted for the purposes of determining the number of shares present in person or represented by proxy on a voting matter. For these reasons, please promptly vote by telephone, or Internet, or sign, date and return the voting instruction card your broker or nominee has enclosed, in accordance with the instructions on the card.
MAY I CHANGE MY VOTE?
If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	Returning a signed proxy card bearing a later date;

•	Sending written notice of revocation to the Company, c/o the Secretary;

•	Submitting a new, proper proxy by telephone, Internet or paper ballot, after the date of the earlier voted proxy; or

•	Attending the Annual Meeting via the Internet at ajrd.onlineshareholdermeeting.com and voting using the control number we have provided to you.
If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote at the Annual Meeting via the Internet at ajrd.onlineshareholdermeeting.com if you obtain a legal proxy as described above.
WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?
Directors are elected by a plurality of the votes cast at the Annual Meeting. Votes cast for a nominee will be counted in favor of election. Abstentions and broker non-votes will not count either in favor of, or against, election of a nominee. Proxies cannot be voted for a greater number of persons than the number of Directors set by the Board for election.
Proposals 2 and 4 will require the affirmative vote of the holders of at least a majority of the shares present in person or represented by proxy and entitled to vote. Broker non-votes will have no effect on the outcome of the vote on Proposals 2 and 3. Abstentions will have the same effect as a vote against Proposals 2 and 4. For Proposal 3, the option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by the stockholders.

DO STOCKHOLDERS HAVE CUMULATIVE VOTING RIGHTS WITH RESPECT TO THE ELECTION OF DIRECTORS?
No. Stockholders do not have cumulative voting rights with respect to the election of Directors.
WHAT CONSTITUTES A QUORUM?
As of the Record Date, 74,564,946 shares of Common Stock were outstanding. A majority of the outstanding shares entitled to vote at the Annual Meeting, represented in person or by proxy, will constitute a quorum. Shares represented by a proxy that directs that the shares abstain from voting or that a vote be withheld on a matter and broker “non-votes” will be included at the Annual Meeting for quorum purposes. Shares represented by proxy as to which no voting instructions are given as to matters to be voted upon will be included at the Annual Meeting for quorum purposes.
WHAT IS THE COMPANY’S INTERNET ADDRESS?
The Company’s Internet address is www.AerojetRocketdyne.com. You can access this Proxy Statement and the Company’s 2016 Annual Report on Form 10-K at this Internet address. The Company’s filings with the SEC are available free of charge via a link from this address. Copies are also available in print to any stockholder or other interested person who requests it by writing to Secretary, Aerojet Rocketdyne Holdings, Inc., 222 N. Sepulveda Blvd, Suite 500, El Segundo, California 90245.
WILL ANY OTHER MATTERS BE VOTED ON?
As of the date of this Proxy Statement, our management knows of no other matter that will be presented for consideration at the Annual Meeting other than those matters discussed in this Proxy Statement. If any other matters properly come before the Annual Meeting and call for a vote of the stockholders, validly executed proxies in the enclosed form will be voted in accordance with the recommendation of the Board.
WHO IS SOLICITING PROXIES UNDER THIS PROXY STATEMENT?
The proxies being solicited hereby are being solicited by our Board. The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing, personal conversations, by telephone, facsimile, or electronic means. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of the stock.
ARE THERE DISSENTER’S OR APPRAISAL RIGHTS?
The Company’s stockholders are not entitled to dissenter’s or appraisal rights under Delaware law in connection with any of the Items of Business.

PROPOSAL 1
ELECTION OF DIRECTORS

The Company’s Bylaws provide that the entire Board shall consist of one or more Directors, the total number thereof to be authorized first by the incorporator of the Company, and thereafter authorizes the Board to determine by resolution the number of Directors that will constitute the Board by the affirmative vote of a majority of the members then in office. The Board has fixed the number of Directors to be elected at the Annual Meeting at eight.
The Board has proposed the following nominees for election as Directors at the Annual Meeting: Thomas A. Corcoran; Eileen P. Drake; James R. Henderson; Warren G. Lichtenstein; Lance W. Lord; Merrill A. McPeak; James H. Perry; and Martin Turchin. Each nominee elected as a Director will continue in office until the next annual meeting of stockholders at which their successor has been elected, or until his/her resignation, removal from office, or death, whichever is earlier.
Each nominee receiving a plurality of the affirmative votes cast at the Annual Meeting will be elected to the Board. Abstentions and broker non-votes will not count either in favor of, or against, election of a nominee.
The Board recommends a vote FOR the election of these nominees as Directors.
Director Qualifications and Experience
The Board, acting through the Corporate Governance & Nominating Committee, seeks a Board that, as a whole, possesses the experience, skills, background and qualifications appropriate to function effectively in light of the Company’s current and evolving business circumstances. The Corporate Governance & Nominating Committee reviews the size of the Board, the tenure of its Directors and their skills, backgrounds and experiences in determining the slate of nominees and whether to seek one or more new candidates. The Committee seeks directors with established records of significant accomplishments in business and areas relevant to the Company’s strategies. With respect to the nomination of continuing Directors for re-election, the individual’s contributions to the Board are also considered.
All of our Directors bring to our Board a wealth of executive leadership experience derived from their service as executives and, in some cases, chief executive officers of large corporations. They also bring extensive board experience. The process undertaken by the Corporate Governance & Nominating Committee in recommending qualified director candidates is described in the Director Nominations section on page 15.
Set forth below are the names and ages of the nominees for Directors and their principal occupations at present and for the past five years, as well as their particular experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a Director for the Company. There are, to the knowledge of the Company, no agreements or understandings by which these individuals were so selected. No family relationships exist between any Directors or executive officers, as such term is defined in Item 402 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information concerning the nominees set forth below is given as of December 31, 2016.
THOMAS A. CORCORAN
Director since 2008
Mr. Corcoran has been a Senior Advisor of The Carlyle Group, a private equity investment firm, and the President of Corcoran Enterprises, LLC, a management consulting company, since 2001. Previously Mr. Corcoran was also the President and Chief Executive Officer (“CEO”) of Gemini Air Cargo, Inc., a cargo airline owned by The Carlyle Group, from 2001 to 2004. Prior to that, Mr. Corcoran was President and CEO of Allegheny Teledyne Incorporated, a diversified business from 1999 to 2000. Prior to that, Mr. Corcoran was President and Chief Operating Officer (“COO”) of Lockheed Martin’s Electronics and Space Sectors from 1993 to 1999. Mr. Corcoran began his career in 1967 at General Electric Company in various positions. In 1990, Mr. Corcoran was elected a corporate officer and rose to the number two position in G.E. Aerospace as Vice President and General Manager of G.E. Aerospace Operations. Mr. Corcoran is a director with L3 Technologies, Inc. (and member of the Audit Committee). Mr. Corcoran was a Director with Force Protection, Inc., REMEC, Inc., United Industrial Corporation, ONPATH Technologies, Inc. (Chairman), LaBarge, Inc.

(Audit Committee member), ARINC, Inc. (Audit Committee Member), Aer Lingus, Ltd. based in Dublin, Ireland and Serco, Ltd. based in Surry, UK. Mr. Corcoran serves as a director of American Ireland Fund, is on the board of trustees of Stevens Institute of Technology and is a trustee emeritus at Worcester Polytechnic Institute. Mr. Corcoran brings to the Board considerable industry knowledge gained from extensive experience as a senior executive in the aerospace industry. Mr. Corcoran also brings to the Board significant public company board experience, including service as a director of a Fortune 500 company. Mr. Corcoran currently serves as a member of the Organization & Compensation Committee and as a member of the Corporate Governance & Nominating Committee. Age 72.
EILEEN P. DRAKE
Director since 2015
Ms. Drake has served as CEO and President of the Company since June 2015. She served as COO of the Company from March 2015 to June 2015. Ms. Drake has served as a director of Woodward, Inc., a designer, manufacturer, and service provider of control system solutions and components for the aerospace and industrial markets, since February 2017. Ms. Drake was previously with United Technologies Corporation (“UTC”) where she served as President of Pratt & Whitney AeroPower’s auxiliary power unit and small turbojet propulsion business. She also served as Vice President of Operations and Vice President of Quality, Environmental, Health & Safety, and Achieving Competitive Excellence for UTC’s Carrier Corporation, as well as for Pratt & Whitney. Prior to joining UTC, Ms. Drake managed production operations at both the Ford Motor Company and Visteon Corporation where she was Ford’s product line manager for steering systems and plant manager of Visteon’s fuel system operation. During her military career, Ms. Drake served on active duty for seven years as a U.S. Army aviator and airfield commander of Davison Army Airfield in Fort Belvoir, Virginia. She is a distinguished military graduate of the U.S. Army Aviation Officer School. She received a Master of Business Administration from Butler University and a Bachelor of Arts from The College of New Rochelle. She also holds commercial and private pilot’s licenses in both fixed-wing and rotary-wing aircraft. Ms. Drake’s extensive experience provides the Board with significant operational expertise and an in-depth knowledge of the aerospace and defense industry. Age 50.
JAMES R. HENDERSON
Director since 2008
Mr. Henderson has been CEO of ModusLink Corporation since March 2016 and CEO of ModusLink Solutions Global Solutions, Inc. (“ModusLink”) since June 2016, a corporation that executes comprehensive supply chain and logistics services. Mr. Henderson was a Managing Director and operating partner of Steel Partners LLC, a subsidiary of Steel Partners Holdings L.P., a global diversified holding company that owns and operates businesses and has significant interests in leading companies in a variety of industries, including diversified industrial products, energy, defense, banking, insurance, and food products and services, until April 2011. He was associated with Steel Partners LLC and its affiliates from August 1999 until April 2011. Mr. Henderson served as a director of DGT Holdings Corp., a manufacturer of proprietary high-voltage power conversion subsystems and components, from November 2003 until December 2011. Mr. Henderson served on the Board of Aviat Network from January 2015 to November 2016. Mr. Henderson also served as a director of SL Industries, Inc. (“SLI”), a company that designs, manufactures and markets power electronics, motion control, power protection, power quality electromagnetic and specialized communication equipment, from January 2002 to March 2010. Mr. Henderson was an Executive Vice President of SP Acquisition Holdings, Inc. (“SPAH”), a company formed for the purpose of acquiring one or more businesses or assets, from February 2007 until October 2009. He was a director of Angelica Corporation, a provider of healthcare linen management services, from August 2006 to August 2008. Mr. Henderson was a director and CEO of the predecessor entity of Steel Partners Holdings L.P., WebFinancial Corporation (“WebFinancial”), from June 2005 to April 2008, President and COO from November 2003 to April 2008, and was the Vice President of Operations from September 2000 to December 2003. He was also the CEO of WebBank, a wholly-owned subsidiary of Steel Partners Holdings L.P., from November 2004 to May 2005. He was a director of ECC International Corp., a manufacturer and marketer of computer controlled simulators for training personnel to perform maintenance and operation procedures on military weapons, from December 1999 to September 2003 and was acting CEO from July 2002 to March 2003. He served as the Chairman of the Board of Point Blank Solutions, Inc. (“Point Blank”), a designer and manufacturer of protective body armor, from August 2008 until October 2011, CEO from June 2009 until October 2011, and was Acting CEO from April 2009 to May 2009. Mr. Henderson was also the CEO and Chairman of the Board of certain subsidiaries of

Point Blank. On April 14, 2010, Point Blank and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The Chapter 11 petitions are being jointly administered under the caption “In re Point Blank Solutions, Inc., et. al.” Case No. 10-11255, which case is ongoing. He served as the CEO of Point Blank Enterprises, Inc., the successor to the business of Point Blank, from October 2011 to September 2012. Mr. Henderson serves as a Manager of the Board of Managers of Easton Development Company, LLC, a subsidiary of Aerojet Rocketdyne. He served as Acting CEO of School Specialty, Inc., a company that provides education-related products, programs and services from July 2013 to April 2014, and has served as Chairman since June 2013. Mr. Henderson served as a Director of RELM Wireless Corporation from March 2014 to September 2015. Mr. Henderson has served on the Board of Armor Express since September 2015. Mr. Henderson’s substantial experience advising and managing public companies provides the Board with well-developed leadership skills and ability to promote the best interests of stockholders Mr. Henderson currently serves as the Chairman of the Corporate Governance & Nominating Committee and as a member of the Audit Committee. Age 59.
WARREN G. LICHTENSTEIN
Director since 2008
Mr. Lichtenstein has served as our Executive Chairman since June 2016. He served as the Chairman of the Board from March 2013 through June 2016. Mr. Lichtenstein served as the Chairman and CEO of Steel Partners Holdings GP Inc., the general partner of Steel Partners Holdings L.P., from July 15, 2009 until February 26, 2013, at which time he became the Executive Chairman. Mr. Lichtenstein has served on the board of directors of over twenty public companies. He has served as Chairman of the Board of Handy & Harman Ltd. (formerly known as WHX Corporation) (“HNH”), a NASDAQ-listed, Delaware corporation since July 2005. Mr. Lichtenstein has been associated with Steel Partners Holdings L.P. and its predecessors and affiliates since 1990. Mr. Lichtenstein served as Chairman of the Board of ModusLink, a NASDAQ company providing customized supply chain management services to the world’s leading high technology companies from March 2013 until June 2016, at which time he was appointed Executive Chairman. Mr. Lichtenstein also served as interim CEO of ModusLink from March 2016 to June 2016. Mr. Lichtenstein is qualified to serve as a director due to his expertise in corporate finance, record of success in managing private investment funds and his service as a director of, and advisor to, a diverse group of public companies. Age 51.
GENERAL LANCE W. LORD
USAF (Ret.)
Director since 2015
Gen. Lord retired in April 2006 after 37 years of military service. He last served as Commander, Air Force Space Command (from 2002 to 2006) during which he was responsible for the development, acquisition and operation of Air Force space and missile weapon systems. He led more than 39,700 personnel who provided space and intercontinental ballistic missile combat capabilities to North American Aerospace Defense Command and U.S. Strategic Command. Gen. Lord currently serves as a member of the Board of the Sletten Construction Company, Marotta Controls Corporation, Frequency Electronics Corporation, Boneal Company and Measured Risk, LLC. Gen. Lord is the CEO and founder of L2 Aerospace, LLC (since 2010). He is the 2014 recipient of the American Astronautical Society Military Astronautics Award. He is a Senior Associate of HF GlobalNET, LLC (since 2014). He is a Senior Associate of the Four Star Group (since 2008); a member of the Iridium Corporation’s Government Advisory Board; a member of the Board of Advisors for the Challenger Learning Center in Colorado Springs, Colorado; chairman of the Board of Advisors to USO Colorado Springs; a Falcon Foundation Trustee; and President of the Association of Air Force Missileers and Executive Board member of Von’s Vision, Denver, Colorado. Gen. Lord currently serves as a member of the Audit Committee and as a member of the Organization & Compensation Committee. Age 70.
GENERAL MERRILL A. McPEAK
USAF (Ret.)
Director since 2013
Gen. McPeak (USAF, retired) was Chief of Staff of the U.S. Air Force and a member of the Joint Chiefs of Staff from October 1990 until October 1994. During this period, he was the senior officer responsible for organization, training and equipage of a combined active duty, National Guard, Reserve and civilian work force of over 850,000 people serving at 1,300 locations in the United States and abroad. As a member of the Joint Chiefs of Staff, he and the other service chiefs were military advisors to the Secretary of Defense, the National Security Council and the President of the United States. Following retirement from active service, Gen. McPeak began a second career in business. Since 1995, Gen. McPeak has been President of McPeak and Associates, a management consulting firm that is active as an investor, advisor and director of early development stage companies. A subsidiary, Lost Wingman Press, recently published Hangar Flying and Below the Zone; the first two books of a planned three-volume memoir. Gen. McPeak has long service as a director of public companies, including Tektronix, Inc. and Trans World Airlines, Inc. He was for several years Chairman of ECC International Corp. His current public company directorships include Lilis Energy, Inc. (since January 29, 2015); Lion Biotechnologies, Inc. (Lead Outside Director and member of the Audit Committee) (f/k/a Genesis Biopharma) (since 2011, and for which he was acting CEO from January to July 2013) focused on immunology for treatment of Stage IV metastatic melanoma; Research Solutions, Inc. (and member of the Audit Committee) (f/k/a Derycz Scientific) (since 2010), publishing and distributing scientific journal articles. He previously served as a director of DGT Holdings Corp. (since 2005) (and member of the Audit Committee), a real estate business, Miller Energy Resources (Lead Outside Director 2010—2014); Mosquito Consolidated Gold (Chairman, 2011—2012); Point Blank Solutions, Inc. (2008—2011); MathStar, Inc. (2005—2010); QPC Lasers (Vice Chairman, 2006—2009); and Gigabeam Corp. (2004—2009). From 2003 to 2012, Gen. McPeak was Chairman of Ethicspoint, Inc., a Portland, Oregon-based startup that became a leading provider of risk management and compliance software-as-a-service. In February 2012, Ethicspoint was bought by a private equity firm, merged with other companies and rebranded as NAVEX Global. Gen. McPeak remained a board member of NAVEX Global, which was sold again in 2014 for a price that established it as the most successful business startup in recent Oregon history. From 2012 to 2014, he was Chairman of Coast Plating, Inc., a Los Angeles-based, privately held provider of metal processing and finishing services, primarily to the aerospace industry. Coast Plating was acquired by Private Equity, renamed Valence Surface Technologies, and is now the largest privately held firm of its kind in the country. Gen. McPeak remains a Director. Gen. McPeak received a Bachelor of Arts degree in economics from San Diego State College and a Master of Science degree in international relations from George Washington University. In 1992, San Diego State University honored Gen. McPeak with its first ever Lifetime Achievement Award. In 1995, George Washington University gave him its Distinguished Alumni Award, the “George.” He was among the initial seven inductees to the Oregon Aviation Hall of Honor. He is a member of the Council on Foreign Relations, New York City. In 2008 and 2009, Gen. McPeak was a national co-chairman of Obama for President. In 2011, he became Chairman of the American Battle Monuments Commission, the federal agency that oversees care and maintenance of 24 cemeteries abroad that constitute the final resting place for almost 125,000 American war dead. Gen. McPeak brings to the Board extensive experience in management consulting and a successful military career, including his position as Chief of Staff of the U.S. Air Force and a member of the Joint Chiefs of Staff. Gen. McPeak currently serves as Chairman of the Organization & Compensation Committee and as a member of the Corporate Governance & Nominating Committee. Age 80.
JAMES H. PERRY
Director since 2008
Mr. Perry, until his retirement in 2008, served as Vice President of United Industrial Corporation, which, through its wholly-owned subsidiary AAI Corporation, designs, produces and supports aerospace and defense systems, from 1998 to 2007, as Chief Financial Officer (“CFO”) from 1995 to 2007, as Treasurer from 1994 to 2005, and as Controller from 2005 to 2007. Mr. Perry served as CFO of AAI Corporation from 2000 to 2007, as Treasurer from 2000 to 2005, and as Vice President from 1997 to 2007. Mr. Perry, a certified public accountant, held various positions in the Assurance practice of Ernst & Young LLP, a global leader in assurance, tax, transaction and advisory services, from 1987 to 1994. Mr. Perry’s qualifications which encompass his executive leadership skills in the aerospace and defense industry and experience as a certified public accountant including his tenure with a major accounting firm servicing numerous publically traded companies provides the Board with sophisticated financial expertise and oversight. Mr. Perry currently serves as Chairman of the Audit Committee and as a member of the Organization & Compensation Committee. Age 55.

MARTIN TURCHIN
Director since 2008
Mr. Turchin is a non-executive Vice Chairman of CB Richard Ellis, the world’s largest real estate services company, a position he has held since 2003. Previously, Mr. Turchin served as a Vice Chairman of a subsidiary of Insignia Financial Group, a real estate brokerage, consulting and management firm from 1996 to 2003. Prior to that, Mr. Turchin was a principal and Vice Chairman of Edward S. Gordon Company, a real estate brokerage, consulting and management firm from 1985 to 1996. Mr. Turchin has been a director of Boston Properties, a real estate investment trust, for more than ten years. Mr. Turchin held various positions with Kenneth E. Laub & Company, Inc., a real estate company, where he was involved in real estate acquisition, financing, leasing and consulting from 1971 to 1985. Mr. Turchin also serves as a trustee for the Turchin Family Charitable Foundation. Mr. Turchin serves as a Manager of the Board of Managers of Easton Development Company, LLC, a subsidiary of Aerojet Rocketdyne. Mr. Turchin’s considerable experience in the real estate industry and service as a director of public companies provides the board with valuable expertise in real estate matters and experience in advising companies. Mr. Turchin currently serves as a member of the Audit Committee and as a member of the Corporate Governance & Nominating Committee. Age 75.
The Board unanimously recommends that stockholders vote FOR each of these nominees as Directors by executing and returning the proxy card or voting by one of the other ways indicated thereon. Proxies solicited by the Board will be so voted unless stockholders specify otherwise.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES
Voting for Directors
The Company has no provision for cumulative voting in the election of Directors. Therefore, holders of Common Stock are entitled to cast one vote for each share held on the Record Date for each of the candidates for election. Directors are elected by a plurality of the votes cast at the Annual Meeting; however, the Board has adopted a majority vote policy. Pursuant to such policy, in an uncontested election, any nominee for Director who receives a greater number of votes “withheld” for his election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his resignation after such election for consideration by the Corporate Governance & Nominating Committee. In determining its recommendation to the Board, the Corporate Governance & Nominating Committee will consider all factors deemed relevant by its members. These factors may include the underlying reasons why stockholders “withheld” votes for election from such Director (if ascertainable), the length of service and qualifications of the Director whose resignation has been tendered, the Director’s contributions to the Company, whether by accepting such resignation the Company will no longer be in compliance with any applicable law, rule, regulation or governing document, and whether or not accepting the resignation is in the best interests of the Company and our stockholders. Within 90 days thereafter, the Board, taking into account the recommendation of the Corporate Governance & Nominating Committee and such additional information and factors that the Board believes to be relevant, must determine whether to accept or reject the resignation. The Director that tendered the resignation shall not participate in the consideration or determination of whether to accept such resignation. The Board shall disclose by press release its decision to accept or reject the resignation and, if applicable, the reasons for rejecting the resignation. If a majority of the Corporate Governance & Nominating Committee members receive a Majority Withheld Vote at the same election, then the independent Directors who did not receive a Majority Withheld Vote will appoint a committee of independent Directors to consider the resignation offers and recommend to the Board whether to accept or reject them.
Votes cast for a nominee will be counted in favor of election. Abstentions and broker non-votes will not count either in favor of, or against, election of a nominee. It is the intention of the persons named in the accompanying form of proxy to vote for the election of the Board’s nominees, unless authorization to do so is withheld. Proxies cannot be voted for a greater number of persons than the number of Directors set by the Board for election. If, prior to the Annual Meeting, a nominee becomes unable to serve as a Director for any reason, the proxy holders reserve the right to substitute another person of their choice in such nominee’s place and stead. It is not anticipated that any nominee will be unavailable for election at the Annual Meeting.

Retirement Policy
The Company does not have a mandatory retirement policy for Directors.
Meetings of the Board
The Board held 9 meetings during fiscal 2016. All of the Directors who served during fiscal 2016 attended at least 75% of the regularly scheduled and special meetings of the Board and Board committees on which they served and to which they were invited in fiscal 2016. All of the Board’s nominees for election at the Annual Meeting are expected to attend the Annual Meeting. All of the Directors nominated for election at the 2016 annual meeting of stockholders were present at such meeting.
Meetings of Non-Employee Directors
Non-employee Directors (consists of all Directors other than Mr. Lichtenstein and Ms. Drake), all of whom are independent, meet in executive session as part of each regularly scheduled Board meeting. In 2016, the Chairman of the Board/Executive Chairman presided at most of the executive sessions. In the event of the Chairman’s absence, another non-employee Director was chosen to preside.
Board Leadership Structure
The Company determines the most suitable leadership structure pursuant to its Certificate of Incorporation, Bylaws and corporate governance guidelines. At least annually, as part of the Board’s self-evaluation process, the Board evaluates the Company’s leadership structure to ensure that it provides the optimal structure for the Company and stockholders.
In February 2007, the Board made a decision to separate the positions of Chairman of the Board and CEO and President. Prior to February 2007, the positions of Chairman of the Board and CEO and President were historically held by the same person.
In June 2016, the Board decided to create an Executive Chairman role. Currently, Warren Lichtenstein is our Executive Chairman and Eileen Drake is our CEO and President. We believe this structure is the most advantageous for the Company at this time as Mr. Lichtenstein’s financial acumen, knowledge of the Company, and business contacts are valuable as an executive in a management capacity.
Pursuant to the Company’s corporate governance guidelines, the duties of the Executive Chairman of the Board include among other things:

•	leading the Board in all aspects of its role, including regularity and frequency of meetings, and agenda setting;

•	establishing the style and tone of board discussions to promote effective decision-making;

•	presiding over meetings of the Board (other than executive sessions of the independent Directors), and annual and special meetings of stockholders;

•	ensuring that the Board functions at a high level on a continuing basis;

•	supporting the recruitment and training, as necessary, of new members of the Board;

•	ensuring effective implementation of board decisions;

•	facilitating communication between and among independent Directors and management;

•	leading senior management in developing recommendations for the Company’s strategy for presentation to the Board for approval;

•	supporting the CEO and President in implementing and executing Company strategy; and

•	fostering open communication with major stockholders through stockholder outreach and engagement initiatives.
All of the Company’s remaining Directors are independent, including the chair and members of each of the Company’s Audit Committee, Corporate Governance & Nominating Committee, and Organization & Compensation

Committee. While the Board has not formally appointed a lead independent Director, the Board believes that the current composition of the Board and the functioning of the independent Directors effectively maintain oversight of the Company’s management. However, the Board recognizes that there is no single, generally accepted approach to providing corporate leadership, and the Company’s leadership structure may change in the future as circumstances warrant.
Board Role in Risk Oversight
Management has the primary responsibility for identifying and managing the risks facing the Company, subject to the oversight of the Board. The Board strives to effectively oversee the Company’s enterprise-wide risk management in a way that balances managing risks while enhancing the long-term value of the Company for the benefit of the stockholders. The Board understands that its focus on effective risk oversight is critical to setting the Company’s tone and culture towards effective risk management. To administer its oversight function, the Board seeks to understand the Company’s risk philosophy by having discussions with management to establish a mutual understanding of the Company’s overall appetite for risk. The Company’s Board maintains an active dialogue with management about existing risk management processes and how management identifies, assesses and manages the Company’s most significant risk exposures. The Company’s Board receives frequent updates from management about the Company’s most significant risks so as to enable it to evaluate whether management is responding appropriately.
The Board relies on each of its committees to help oversee the risk management responsibilities relating to the functions performed by such committees. The Audit Committee periodically discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Audit Committee also reviews and oversees the Company’s compliance with legal and regulatory requirements, including the effectiveness of the Company’s corporate Ethics and Compliance Program. The Organization & Compensation Committee helps the Board to identify the Company’s exposure to any risks potentially created by our compensation programs and practices. The Corporate Governance & Nominating Committee periodically reviews and advises the Board regarding significant matters of public policy, including proposed actions by foreign and domestic governments that may significantly affect the Company. Each of these committees is required to regularly report on its actions and to make recommendations to the Board, including recommendations to assist the Board with its overall risk oversight function. The Board retains oversight responsibility for all subject matters not specifically assigned to a committee, including risks presented by the Company’s business strategy, competition, regulation, general industry trends, and capital structure.
Determination of Independence of Directors
The Board has determined that to be considered independent, a Director may not have a direct or indirect material relationship with the Company. A material relationship is one which impairs or inhibits, or has the potential to impair or inhibit, a Director’s exercise of critical and disinterested judgment on behalf of the Company and its stockholders. In making its assessment of independence, the Board considers any and all material relationships not merely from the standpoint of the Director, but also from that of persons or organizations with which the Director has or has had an affiliation, or those relationships which may be material, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The Board also considers whether a Director was an employee of the Company within the last five years. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent” Director, including those set forth in pertinent listing standards of the NYSE as in effect from time to time. The NYSE’s listing standards require that all listed companies have a majority of independent directors. For a director to be “independent” under the NYSE listing standards, the board of directors of a listed company must affirmatively determine that the director has no material relationship with the company, or its subsidiaries or affiliates, either directly or as a partner, stockholder or officer of an organization that has a relationship with the company or its subsidiaries or affiliates. In accordance with the NYSE listing standards, the Board has affirmatively determined that each of the Board’s nominees, other than Mr. Lichtenstein and Ms. Drake, have no material relationships with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.

To determine the independence of its Directors, the Company examined the following NYSE listing standards, which provide that a director is not independent if:

•
the director is, or has been within the last three years, an employee of the listed Company, or an immediate family member is, or has been within the last three years, an executive officer of the listed Company;

•
the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•
(a) the director is a current partner or employee of a firm that is the listed Company’s internal or external auditor; (b) the director has an immediate family member who is a current partner of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and personally works on the listed Company’s audit; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed Company’s audit within that time;

•
the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the listed Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•
the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from, the listed Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other listed Company’s consolidated gross revenues.

Each of the Board’s nominees, other than Mr. Lichtenstein and Ms. Drake, have been determined to be “independent” by the NYSE listing standards.
Board Committees
The Board maintains three standing committees: the Audit Committee; the Corporate Governance & Nominating Committee; and the Organization & Compensation Committee. In addition, non-standing committees include the Advisory Committee (disbanded October 2016), the Authorization Committee, the Benefits Management Committee, the Pricing Committee, and the Special Committee (formed December 2016). Assignments to, and chairs of, the standing committees are recommended by the Corporate Governance & Nominating Committee and approved by the Board. All committees report on their activities to the Board. Each standing committee operates under a charter approved by the Board. The charters for each of the standing committees are posted on the Company’s website at www.AerojetRocketdyne.com and are available in print to any stockholder or interested party who requests them by writing to Secretary, Aerojet Rocketdyne Holdings, Inc., 222 N. Sepulveda Blvd, Suite 500, El Segundo, California 90245.

The following table provides the membership and total number of meetings held by each standing committee of the Board in fiscal 2016:

Name	Audit	Corporate Governance & Nominating	Organization & Compensation
Thomas A. Corcoran		X	X
James R. Henderson	X	X*
Lance W. Lord	X		X
Merrill A. McPeak		X	X*
James H. Perry	X*		X
Martin Turchin	X	X
Total meetings in fiscal 2016	6	3	5

*	Committee Chairman
The Audit Committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements under the NYSE listing standards. The Board has also determined that Mr. Perry is an “audit committee financial expert” under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee reviews and evaluates the scope of the audits to be performed by, the adequacy of services performed by, and the fees and compensation of, the independent auditors. The Audit Committee also reviews the Company’s audited financial statements with management and with the Company’s independent auditors and recommends to the Board to include the audited financial statements in the Annual Report on Form 10-K; approves in advance all audit and permitted non-audit services to be provided by the independent auditors; reviews and considers matters that may have a bearing upon continuing audit or independence; prepares the report of the Audit Committee to be included in the Company’s Proxy Statement; appoints the independent auditors to examine the consolidated financial statements of the Company; reviews and evaluates the scope and appropriateness of the Company’s internal audit function, internal audit plans and system of internal controls; reviews and evaluates the appropriateness of the Company’s selection or application of accounting principles, practices and financial reporting; receives periodic reports from the internal audit and law departments; and reviews and oversees the Company’s compliance with legal and regulatory requirements, including the effectiveness of the Company’s corporate Ethics and Compliance Program.
The Corporate Governance & Nominating Committee periodically reviews and makes recommendations to the Board concerning the criteria for selection and retention of Directors, the composition of the Board (including the Chairman of the Board), the structure and function of Board committees, and the retirement policy of Directors. The Corporate Governance & Nominating Committee also assists in identifying and recommending to the Board, qualified candidates to serve as Directors of the Company and considers and makes recommendations to the Board concerning Director nominations submitted by stockholders. The Corporate Governance & Nominating Committee also periodically reviews and advises the Board regarding significant matters of public policy, including proposed actions by foreign and domestic governments that may significantly affect the Company; and reviews and advises the Board regarding adoption or amendment of major Company policies and programs relating to matters of public policy. The Board has determined that each member of the Corporate Governance & Nominating Committee meets all applicable independence requirements under the NYSE listing standards.
The Organization & Compensation Committee reviews and approves the total compensation of the CEO and President and the Executive Chairman. The Organization & Compensation Committee also administers the Company’s deferred compensation plan and the Aerojet Rocketdyne Amended and Restated 2009 Equity and Performance Incentive Plan (the “2009 Incentive Plan”). The Organization & Compensation Committee periodically reviews the organization of the Company and its management, including major changes in the organization of the Company and the responsibility of management as proposed by the CEO and President; monitors executive development and succession planning; reviews the effectiveness and performance of senior management and makes recommendations to the Board concerning the appointment and removal of officers; periodically reviews the compensation philosophy, policies and practices of the Company and makes recommendations to the Board concerning major changes, as appropriate; annually reviews changes in the Company’s employee benefit, savings and retirement plans and reports thereon to the Board; and

approves, and in some cases recommends to the Board for approval, the compensation of executive officers of the Company. The Organization & Compensation Committee delegates to the CEO and President the right to establish the salaries and annual incentive compensation of the other officers of the Company. The Organization & Compensation Committee also reviews and makes recommendations to the Board regarding the compensation and benefits for Directors. The Board has determined that each member of the Organization & Compensation Committee meets all applicable independence requirements under the NYSE and SEC listing standards. In making its determination, the Board considered all factors specifically relevant to determining whether a Director has a relationship to the Company which is material to that Director’s ability to be independent from management in connection with the duties of an Organization & Compensation Committee member, including but not limited to, (i) the source of the Director’s compensation, including any consulting, advisory or other compensatory fees paid by the Company; and (ii) whether the Director has an affiliate relationship with the Company.
From time to time, the Board forms special committees to address specific matters.
Director Nominations
The Corporate Governance & Nominating Committee identifies potential Director candidates through a variety of means, including recommendations from members of the Corporate Governance & Nominating Committee, the Board, management and stockholders. The Corporate Governance & Nominating Committee also may retain the services of a consultant to assist in identifying candidates. The Corporate Governance & Nominating Committee will consider nominations submitted by stockholders. A stockholder who would like to recommend a nominee should write to the Chairman of the Corporate Governance & Nominating Committee, c/o Secretary, Aerojet Rocketdyne Holdings, Inc., 222 N. Sepulveda Blvd, Suite 500, El Segundo, California 90245. Any such recommendation must meet all of the requirements contained in the Company’s Bylaws and include (i) all information relating to the person that is required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, pursuant to Section 14(a) of the Exchange Act; and (ii) the candidate’s signed consent to be named in the Proxy Statement as a nominee and to serve as a Director if elected.
Such nominations must be received by the Chairman of the Corporate Governance & Nominating Committee no later than the close of business on February 3, 2018, nor earlier than the close of business on January 4, 2018.
The Company’s Bylaws contain advance notice provisions that a stockholder must follow if he, she or it intends to make a director nomination before a meeting of stockholders. These advance notice provisions provide, among other things that:

•
for an annual meeting of stockholders, written notice of a stockholder’s intention to make business proposals or nominate persons for election to the Board must be delivered to the Company not later than the ninetieth (90th) day or earlier than the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting. If an annual meeting of stockholders is held more than thirty (30) days before or more than seventy (70) days after the first anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered (i) not earlier than one hundred twenty (120) days prior to such annual meeting; and (ii) not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the annual meeting; and

•
if the Company has called a special meeting for the purpose of electing one or more directors to the Board, written notice of a stockholder’s intention to nominate persons for election to the Board before such special meeting must be delivered to the Company (i) not earlier than the one hundred twentieth (120th) day; and (ii) not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

The Corporate Governance & Nominating Committee seeks to create a Board that is, as a whole, strong in its collective knowledge and diversity of skills and experience and background with respect to accounting and finance, management and leadership, business judgment, industry knowledge and corporate governance. Although the Corporate Governance & Nominating Committee does not have a formal diversity policy relating to the identification and evaluation of nominees, the Corporate Governance & Nominating Committee, in addition to reviewing a candidate’s qualifications and experience in light of the needs of the Board and the Company at that time, reviews candidates in the context of the current composition of the Board and the evolving needs of the Company’s businesses.
Communications with Directors
Stockholders and other interested parties may communicate with the Board or individual Directors by mail addressed to: Chairman of the Corporate Governance & Nominating Committee, c/o Secretary, Aerojet Rocketdyne Holdings, Inc., 222 N. Sepulveda Blvd, Suite 500, El Segundo, California 90245. The Secretary may initially review communications to the Board or individual Directors and transmit a summary to the Board or individual Directors, but has discretion to exclude from transmittal any communications that are, in the reasonable judgment of the Secretary, inappropriate for submission to the intended recipient(s). Examples of communications that would be considered inappropriate for submission to the Board or a Director include, without limitation, customer complaints, solicitations, commercial advertisements, communications that do not relate directly or indirectly to the Company’s business or communications that relate to improper or irrelevant topics.
Compensation Committee Interlocks and Insider Participation
The Organization & Compensation Committee is composed entirely of non-employee independent Directors. As of December 31, 2016, the members of the Organization & Compensation Committee included Merrill A. McPeak (Chairman), Thomas A. Corcoran, Lance W. Lord and James H. Perry. All non-employee independent Directors on the Organization & Compensation Committee participate in decisions regarding the compensation of the CEO and President. None of the Company’s executive officers serve as a member of the Board or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Organization & Compensation Committee. In addition, none of the Company’s executive officers serve as a member of the Organization & Compensation Committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board.

Director Compensation
The compensation of the Company’s non-employee Directors is determined by the Board upon the recommendations made by the Organization & Compensation Committee. The current Director compensation program was implemented by the Company in 2013 after evaluation of the recommendations by Korn Ferry Hay Group who was retained by the Organization & Compensation Committee as outside consultants to assess the overall compensation structure for its non-employee Directors subsequent to the acquisition of the Pratt & Whitney Rocketdyne division of UTC. Specifically, the Organization & Compensation Committee requested Korn Ferry Hay Group to measure the Company’s Director compensation (in total and by pay component) against similarly sized U.S. companies in the aerospace and defense industry based on information disclosed in recent SEC filings, and in the broader general industry, using both proprietary compensation surveys and its knowledge of industry practices. Korn Ferry Hay Group recommended and the Organization & Compensation Committee approved certain changes to the Director compensation program to recognize the increased size, scale and complexity of the new Aerojet Rocketdyne organization. These changes were effective beginning on November 13, 2013. The Director compensation program is more fully described below.
Annual Retainer Fees
Under our Director compensation program effective beginning November 2013, and for the Company’s most recently ended fiscal year, each non-employee Director will receive an annual retainer fee of $55,000, with the exception of the Chairman of the Board who receives an annual retainer fee of $110,000. Effective June 24, 2016, the Chairman of the Board transitioned into an employee of the Company as the Executive Chairman and will no longer receive an annual retainer fee. Each non-employee Director will receive $7,500 for service on the Corporate Governance & Nominating or the Organization & Compensation Committees and $10,000 for service on the Audit Committee. Each non-employee Director will also receive $5,000 for service on a long-term special committee and $3,250 for service on a limited-purpose special committee. Non-employee Directors who serve as Chairman of the Organization & Compensation Committee or Corporate Governance & Nominating Committee will receive an additional annual fee of $10,000 and the Chairman of the Audit Committee will receive an additional $15,000. Non-

employee Directors who attend Board meetings in excess of six meetings between any two annual meetings of stockholders will receive $2,000 per each additional Board meeting and non-employee Directors who attend meetings of any single standing or long-term special committee meetings held in excess of six meetings between any two annual meetings of stockholders will receive $1,500 per each additional committee meeting. The annual cash compensation for each non-employee Director serving as a Manager on the Board of Managers of Easton Development Company, LLC is $15,000.
Non-employee Directors are given a choice to receive all such Director fees in cash or to receive all or a portion, but no less than 50%, of such fees in the form of fully vested Company Common Stock, calculated based on the closing price of the Common Stock as reported in the NYSE Composite Transactions (or if such information in such source is unavailable, a source providing similar information selected by the Company) as of the applicable Director pay date, pursuant to the 2009 Incentive Plan. If a non-employee Director elects for any year to receive all or a portion of such fees in the form of fully vested Common Stock, an additional grant of restricted shares of Common Stock will be given equal in value to 50% of the amount of fees paid in fully vested Common Stock vesting on the earlier of the Director’s retirement from service from the Board or one year from the date of grant. Non-employee Directors also have a choice to defer all or a portion of fully vested and restricted shares of Common Stock. Distribution of deferred stock can be made in a single payment or at least two but no more than 10 annual installments, with a choice to begin distribution 30 days following retirement from the Board, on a date specified by the participant, or upon attainment of an age specified by the participating Director.
Equity Grants
In May 2016, each non-employee Director received $90,000 worth of equity compensation, with the exception of the Chairman of the Board, who received $210,000 worth of equity compensation pursuant to the 2009 Incentive Plan. This grant consisted of 4,912 restricted shares of Common Stock for non-employee Directors other than the Chairman of the Board, who received 11,462 restricted shares of Common Stock. These awards vest in 50% increments on the six-month and twelve-month anniversary of the grant date. Non-employee Directors also receive a one-time award of 500 restricted shares of Common Stock as part of their initial election to the Board. All restricted shares of Common Stock may be voted, but ownership may not transfer until such shares are vested. Unless otherwise approved by the Board, unvested shares will be forfeited in the event of a voluntary resignation or refusal to stand for re-election. As discussed earlier, the Chairman of the Board transitioned into an employee of the Company as the Executive Chairman and will no longer receive an annual Director grant effective June 24, 2016.
Equity Ownership Guidelines for Non-employee Directors
In October 2007, the Board adopted equity ownership guidelines that were subsequently revised in November 2013 under which non-employee Directors are required to own equity in the Company in an amount equal to five times the annual cash retainer or $275,000. In calculating the amount of equity owned by a Director, the Board looks at the value of Common Stock owned by such Director (restricted stock and stock owned outright), the value of any phantom stock owned by such Director as part of the Deferred Compensation Plan for Non-Employee Directors, if any and the value of any vested “in the money” options or Stock Appreciation Rights (“SARs”) (i.e. market value of Company stock in excess of the strike price for the stock option or SAR). Directors have five years from the date of their election to the Board to meet the thresholds set forth in these equity ownership guidelines. The Board routinely reviews these guidelines and considers adjustments when appropriate, including adjustments for material fluctuations in the Company’s stock price.
As of December 31, 2016, all of the non-employee Directors held equity in the Company equal in market value to the guidelines in place at the time or are in the transition period set forth in the guidelines and are anticipated to meet the guidelines by the end of the transition period. The following table shows the current status of equity ownership for each non-employee Director as of December 31, 2016.

Name	Value of Equity Ownership*	Date of Election	Years as a Director
Thomas A. Corcoran	$2,589,503	09/24/2008	8.3
James R. Henderson	3,241,512	03/05/2008	8.8
Lance W. Lord	271,476	02/02/2015	1.9
Merrill A. McPeak	842,071	03/27/2013	3.8
James H. Perry	3,594,359	05/16/2008	8.6
Martin Turchin	3,166,324	03/05/2008	8.8

*	Value is based on the stock price on December 30, 2016 of $17.95.
Other
The Aerojet Rocketdyne Foundation matches employee and Director gifts to accredited, non-profit colleges, universities, secondary and elementary public or private schools located in the United States. Gifts made were matched dollar for dollar up to $3,000 per calendar year. Effective January 1, 2017, the Aerojet Rocketdyne Foundation will match gifts dollar for dollar up to $1,000 per calendar year.
Non-employee Directors may also elect to participate in the same health benefits programs at the same cost as offered to all of the Company’s employees. The Company also reimburses Directors for reasonable travel and other expenses incurred in attending Board and Committee meetings.
2016 DIRECTOR COMPENSATION TABLE
The following table sets forth information regarding compensation earned or paid to each non-employee Director who served on the Board in fiscal 2016. Employee Directors are not compensated for services as a Director.

Name	Fees Earned or Paid ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Thomas A. Corcoran	$102,201	$141,070	$—	$—	$243,271
James R. Henderson	125,961	152,951	—	—	278,912
Lance W. Lord	92,579	113,114	—	—	205,693
Merrill A. McPeak	112,477	146,209	—	—	258,686
James H. Perry	128,202	154,062	—	—	282,264
Martin Turchin	107,466	143,704	—	—	251,170

(1)
The amounts reported in this column for each non-employee Director reflect the dollar amount of the Board and Committee fees paid in fiscal 2016. Non-employee Directors have a choice to receive all or a portion of their Director fees in fully vested Common Stock of the Company, in which the number of shares is determined by the closing price of the Common Stock as of the applicable pay date. If a Director elects to receive fees in Common Stock, an additional grant of restricted shares of Common Stock are given in an amount equal in value to 50% of the amount of fees paid in fully vested Common Stock. This additional grant is reported in the “Stock Awards” column. Non-employee Directors also have a choice to defer all or a portion of fully vested and restricted shares of Common Stock. Distribution of deferred stock can be made in a single payment or at least two but no more than 10 annual installments, with a choice to begin distribution 30 days following retirement from the Board, on a date specified by the participant, or upon attainment of an age specified by the participating Director. The following table shows Director fees that were paid in fully vested Common Stock in fiscal 2016.

Pay Date		Thomas A. Corcoran	James R. Henderson	Lance W. Lord	Merrill A. McPeak	James H. Perry	Martin Turchin
01/15/2016	Stock Awards (#)	914	914	457	914	914	914
01/15/2016	Grant Date Fair Value	$13,737	$13,737	$6,869	$13,737	$13,737	$13,737
05/16/2016	Stock Awards (#)	3,284	4,820	1,244	3,683	4,763	3,768
05/16/2016	Grant Date Fair Value	$57,733	$84,736	$21,870	$64,747	$83,734	$66,241
08/15/2016	Stock Awards (#)	953	771	476	1,136	953	771
08/15/2016	Grant Date Fair Value	$16,982	$13,739	$8,482	$20,244	$16,982	$13,739
11/15/2016	Stock Awards (#)	681	681	448	681	681	681
11/15/2016	Grant Date Fair Value	$13,749	$13,749	$9,045	$13,749	$13,749	$13,749
Total	Stock Awards (#)	5,832	7,186	2,625	6,414	7,311	6,134
Total	Grant Date Fair Value	$102,201	$125,961	$46,266	$112,477	$128,202	$107,466

(2)
The amounts reported in these columns for each non-employee Director reflect the grant date fair value of stock awards in fiscal 2016. A description of these awards can be found under the section entitled Long-Term Incentives (Equity-Based Compensation) on page 34. A discussion of the assumptions used in calculating these values may be found in Note 8(d) in the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The following table shows each grant of restricted shares of Common Stock granted during fiscal 2016 to each non-employee Director who served as a Director in fiscal 2016, and the aggregate grant date fair value for each award.

Name	Grant Date	Stock Awards (#)		Grant Date Fair Value ($)
Thomas A. Corcoran	01/15/2016	457	(A)	$6,869
	05/02/2016	4,912	(B)	89,988
	05/16/2016	1,642	(A)	28,866
	08/15/2016	476	(A)	8,482
	11/15/2016	340	(A)	6,865
	Total	7,827		141,070
James R. Henderson	01/15/2016	457	(A)	6,869
	05/02/2016	4,912	(B)	89,988
	05/16/2016	2,410	(A)	42,368
	08/15/2016	385	(A)	6,861
	11/15/2016	340	(A)	6,865
	Total	8,504		152,951
Lance W. Lord	01/15/2016	228	(A)	3,427
	05/02/2016	4,912	(B)	89,988
	05/16/2016	622	(A)	10,935
	08/15/2016	238	(A)	4,241
	11/15/2016	224	(A)	4,523
	Total	6,224		113,114
Merrill A. McPeak	01/15/2016	457	(A)	6,869
	05/02/2016	4,912	(B)	89,988
	05/16/2016	1,841	(A)	32,365
	08/15/2016	568	(A)	10,122
	11/15/2016	340	(A)	6,865
	Total	8,118		146,209
James H. Perry	01/15/2016	457	(A)	6,869
	05/02/2016	4,912	(B)	89,988
	05/16/2016	2,381	(A)	41,858
	08/15/2016	476	(A)	8,482
	11/15/2016	340	(A)	6,865
	Total	8,566		154,062
Martin Turchin	01/15/2016	457	(A)	6,869
	05/02/2016	4,912	(B)	89,988
	05/16/2016	1,884	(A)	33,121
	08/15/2016	385	(A)	6,861
	11/15/2016	340	(A)	6,865
	Total	7,978		143,704

(A)	These shares vest on the earlier of the Director’s retirement from the Board or the one year anniversary of the grant date.

(B)	These equity awards vest in 50% increments on the six-month and twelve-month anniversary of the grant date.

(3)
The following table shows the amount of outstanding and unexercised SARs awards and unvested stock awards as of December 31, 2016 for each non-employee Director who served as a Director in fiscal 2016.

Name	Unvested Stock Awards	Outstanding and Unexercised SARs
Thomas A. Corcoran	5,371	72,907
James R. Henderson	6,048	60,606
Lance W. Lord	4,268	—
Merrill A. McPeak	5,662	7,355
James H. Perry	6,110	87,907
Martin Turchin	5,522	87,907

Security Ownership of Officers and Directors
The following table lists share ownership of Common Stock by the Company’s current Directors, nominees and the named executive officers, as well as the number of shares beneficially owned by all of the current Directors and executive officers as a group. Unless otherwise indicated, share ownership is direct. Amounts owned reflect ownership as of March 8, 2017.

Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class
Directors
Thomas A. Corcoran(3)	97,323	*
James R. Henderson(4)	145,959	*
Lance W. Lord(5)	15,658	*
Merrill A. McPeak(6)	46,046	*
James H. Perry	145,564	*
Martin Turchin (7)	121,718	*
Executive Officers
Warren G. Lichtenstein(8)	635,765	*
Eileen P. Drake	295,051	*
Mark A. Tucker	108,313	*
Paul R. Lundstrom	40,000	*
Arjun L. Kampani	71,031	*
Kathleen E. Redd (9)	317,312	*
All Current Directors and Executive Officers as a group (12 persons)	2,039,740	2.7%

*	Less than 1.0%

(1)
Includes restricted shares granted under the 1999 Equity and Performance Incentive Plan, the 2009 Incentive Plan, and shares owned outright. The number of shares beneficially owned by a current officer of the Company includes shares credited in the Aerojet Rocketdyne Retirement Savings Plan as of March 8, 2017.

(2)
Includes shares issuable upon the exercise of stock options that may be exercised within 60 days after March 8, 2017 as follows: Mr. Lichtenstein — 43,546; and Ms. Redd — 129,366; and all current Directors and executive officers as a group — 172,912 shares.

(3)	Includes 91,341 shares held in the Thomas A. Corcoran TTEE U/A DTD 07/16/2001.

(4)	Includes 44,618 shares held in the name of the Rabbi Trust.

(5)	Includes 15,658 shares held in the name of the Rabbi Trust.

(6)	Includes 46,046 shares held in the name of the Rabbi Trust.

(7)
Includes 28,801 shares held in the name of the Rabbi Trust, 7,500 shares held in the name of Martin Turchin IRA Rollover, 3,000 shares held in the name of Peter Turchin Trust, 1,000 shares held in the name of Coulter Turchin Trust, and 1,000 shares held in the name of Tyler Turchin Trust.

(8)
Includes 465,931 shares held in the name of the Rabbi Trust and 60,546 shares held through Steel Partners, Ltd. Mr. Lichtenstein, as the Chief Executive Officer and sole director of SPL, may be deemed to beneficially own the shares of Common Stock owned directly by SPL. Mr. Lichtenstein disclaims beneficial ownership of such shares owned by SPL except to the extent of his pecuniary interest therein.

(9)
Includes 79,576 shares held through the Paul Kingsley Redd and Kathleen Ellen Redd Revocable Trust and 625 shares held in the Aerojet Rocketdyne Retirement Savings Plan. Ownership information for Ms. Redd is as of March 1, 2017, the date of her retirement from the Company.

Code of Ethics and Corporate Governance Guidelines
The Company has adopted a code of ethics known as the Aerojet Rocketdyne Code of Conduct Manual that applies to the Company’s employees including the principal executive officer and principal financial officer. Amendments to the Aerojet Rocketdyne Code of Conduct Manual and any grant of a waiver from the provision of the Aerojet Rocketdyne Code of Conduct Manual requiring disclosure under applicable SEC rules will be disclosed on the Company’s website at www.AerojetRocketdyne.com. Copies of the Aerojet Rocketdyne Code of Conduct Manual and the Company’s Corporate Governance Guidelines are also available on the Company’s website (copies are available in print to any stockholder or other interested person who requests them by writing to Secretary, Aerojet Rocketdyne Holdings, Inc., 222 N. Sepulveda Blvd, Suite 500, El Segundo, California 90245).
Related Person Transaction Policy
The Company has a written policy for the review of transactions in which the Company is a participant, the amount exceeds $120,000, and in which the Company’s 5% or more stockholders, or any of the Company’s Directors or executive officers, or their immediate family members, had a direct or indirect material interest (a “Related Party Transaction”). Any such Related Party Transaction was to be in the best interest of the Company and its stockholders and upon terms no less favorable to the Company than if the Related Party Transaction was with an unaffiliated third party. The Company’s Audit Committee is responsible for approving any such transactions and the Company’s General Counsel and Corporate Secretary is responsible for maintaining a list of all existing Related Party Transactions.
The Executive Chairman of the Company is Executive Chairman of Steel Partners Holdings L.P. (“Steel Holdings”). Steel Holdings owned 100% of SP Corporate Services LLC (“SP Corporate”) which has merged with and into SPH Services, Inc. (“SPH Services”). Steel Holdings owns 100% of SPH Services. The Company received services of $0.9 million, $1.1 million, and zero in fiscal 2016, fiscal 2015, and the one month ended December 31, 2015, respectively, from SPH Services (formerly SP Corporate) primarily for executive search services and the use of an aircraft for business travel. As of December 31, 2016 and 2015, the Company had a payable due to SPH Services of $0.2 million and $0.7 million, respectively.
GAMCO Investors, Inc. (“GAMCO”) owned 12% and 14% of the Company’s Common Stock at December 31, 2016 and 2015, respectively. The Company received services of $1.1 million, $1.1 million, $1.2 million, and $0.1 million in fiscal 2016, fiscal 2015, fiscal 2014, and the one month ended December 31, 2015, respectively, from GAMCO for investment management fees of the Company’s defined benefit pension plan assets.
BlackRock, Inc. (“BlackRock”) owned 10% and 9% of the Company’s Common Stock at December 31, 2016 and 2015, respectively. The Company invests in money market funds managed by BlackRock.
FMR LLC (“FMR”) owned 9% of the Company’s Common Stock at December 31, 2016. FMR is the parent company of Fidelity Workplace Services, LLC, Fidelity Stock Plan Services, LLC and other Fidelity subsidiaries which provide certain benefit services such as 401(k) administration, Health Savings Accounts administration and Employee Stock Purchase Plan administration. In addition, certain of the investment alternatives provided through the Company’s 401(k) Plan include funds managed by FMR. The Company received services of $0.3 million, $0.4 million, $0.4 million, and zero in fiscal 2016, fiscal 2015, fiscal 2014, and the one month ended December 31, 2015, respectively, from FMR primarily for employee benefit services. These amounts exclude expenses charged to the Company’s employees by FMR for investment management services. As of December 31, 2016 and 2015, the Company had a payable due to FMR of less than $0.1 million for both periods.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of (i) the quality and integrity of the Company’s financial statements; (ii) the performance of the Company’s financial reporting process, internal control system; internal audit function; (iii) the Company’s compliance with legal and regulatory requirements, including the effectiveness of the corporate Ethics and Compliance Program and all areas for which management has the primary responsibility; and (iv) the independent auditor’s performance, qualifications and independence. The Audit Committee manages the Company’s relationship with its independent auditors, who report directly to the Audit Committee. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties, with funding from the Company for such advice and assistance. Management is primarily responsible for establishing and maintaining the Company’s system of internal controls and preparing financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
In fulfilling its responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report including a discussion of the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Audit Committee reviewed and discussed the Company’s financial statements with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with GAAP, and discussed such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards Vol. 1, AU Section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T. PwC also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with PwC their independence from management and the Company.
The Audit Committee also reviewed with management and the independent auditors the preparation of the financial statements and related disclosures contained in the Company’s earnings announcements and quarterly reports.
The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee also received PwC’s report on the Company’s internal controls over financial reporting. The Company outlined these reports in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
The Audit Committee met 6 times during fiscal 2016.
In reliance on the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC. The Audit Committee appointed PwC as the Company’s independent registered public accounting firm for fiscal 2017.
Submitted by the Audit Committee,
James H. Perry, Chairman
James R. Henderson
Lance W. Lord
Martin Turchin
February 21, 2017

ORGANIZATION & COMPENSATION COMMITTEE REPORT
The Organization & Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Organization & Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s 2016 Annual Report on Form 10-K. The Board has approved that recommendation.
The Organization & Compensation Committee met 5 times during fiscal 2016.
Submitted by the Organization & Compensation Committee,
Merrill A. McPeak, Chairman
Thomas A. Corcoran
Lance W. Lord
James H. Perry
February 22, 2017

EXECUTIVE OFFICERS OF THE REGISTRANT
The following information is given as of December 31, 2016.

Name	Title	Other Business Experience	Age
Warren G. Lichtenstein	Executive Chairman (since June 2016)	Chairman, March 2013 — June 2016 (Director since 2008); Executive Chairman of Steel Partners Holdings GP Inc., the general partner of Steel Partners Holdings L.P. February 2013 — Present; Chairman and CEO of general partner of Steel Partners Holdings L.P. July 2009 — February 2013; Chairman, Handy & Harman Ltd. (formerly known as WHX Corporation) July 2005 — Present; Executive Chairman, ModusLink June 2016 — Present; Interim CEO, ModusLink March 2016 — June 2016; Chairman, ModusLink March 2013 — June 2016.	51
Eileen P. Drake	Chief Executive Officer and President (since June 2015)	Chief Operating Officer, March 2015 — June 2015; Director, Woodward, Inc. February 2017 — Present; President of Pratt & Whitney AeroPower’s auxiliary power unit and small turbojet propulsion business, UTC 2012 — 2015; Vice President of Operations, UTC 2009 — 2012; Vice President of Quality, Environmental Health & Safety, and Achieving Competitive Excellence, UTC 2003 — 2009; Product Line Manager and Plant Manager, Ford Motor Company 1996 — 2003; United States Army 1989 — 1996.	50
Mark A. Tucker	Chief Operating Officer (since June 2015)	Senior Vice President, Enterprise Operations and Engineering, Aerojet Rocketdyne, Inc. October 2013 — June 2015; Vice President Special Programs, Aerospace Systems Sector, Northrop Grumman 1983 — 2013.	58

Name	Title	Other Business Experience	Age
Paul R. Lundstrom	Vice President, Chief Financial Officer (since November 2016)	Vice President, Investor Relations, UTC 2014 — 2016; Vice President, Chief Financial Officer, Building & Industrial systems - North Asia (a UTC division) 2013 — 2014; Vice President, Chief Financial Officer, Climate/Controls/Security - Asia (a UTC division) 2011 — 2013; Vice President, Chief Financial Officer, Carrier Building Systems and Services, Carrier Corporation (a UTC division) 2009 — 2011.	41
Arjun L. Kampani	Vice President, General Counsel and Secretary (since April 2016)	Vice President, General Counsel and Corporate Secretary, General Dynamics Land Systems, Inc. 2010 — 2016; Director & Assistant General Counsel, General Dynamics Corporation 2006 — 2009; Assistant General Counsel and Assistant Corporate Secretary, Anteon International Corporation 2004 — 2006; Attorney, Business and Finance Department, Thelen Reid & Priest, LLP 1999 — 2004.	45
Kathleen E. Redd	Vice President, Chief Financial Officer (since January 2009), and Assistant Secretary (since March 2012), Retired March 2017	Secretary, February 2009 — March 2012; Vice President, Controller and Acting Chief Financial Officer September 2008 — January 2009; Vice President, Finance 2006 — 2008; Assistant Corporate Controller, 2002 — 2006; Acting Vice President Controller GDX Automotive, 2003 — 2004 (concurrent with Assistant Corporate Controller position during divestiture activities); Vice President, Finance, for Grass Valley Group, 2001 — 2002; Vice President, Finance for JOMED, Inc., 2000 — 2001; Controller for EndoSonics Corporation, 1996 — 2000.	55
The Company’s executive officers generally hold terms of office of one year and/or until their successors are elected and serve at the discretion of the Board.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Our compensation program is designed to support our business goals and promote both short- and long-term growth using a pay-for-performance model for alignment of the financial interests of our executive team with the interests of our stockholders. In this section of the Proxy Statement, we explain how our compensation program is designed and operates with respect to our named executive officers, including how their pay is reflected in the Company’s performance on relevant financial measures. In addition, we describe the key changes made to the Company’s executive compensation program since the date of our last annual proxy statement. The named executive officers covered by the Company’s 2016 executive compensation program are our Principal Executive Officer, namely the CEO and President; our Principal Financial Officers, namely the retired Vice President, CFO and Assistant Secretary and new Vice President and CFO; and our three other named executive officers who were officers as of the end of fiscal 2016. As discussed in detail under Compensation of Executive Chairman on page 35, Mr. Lichtenstein took on a more active role in the management of the Company involving much greater responsibilities and time commitment than in his previous role as a non-executive chairman. Mr. Lichtenstein added an executive role and became our Executive Chairman during fiscal 2016. His position and attendant compensation qualified Mr. Lichtenstein as one of our named executive officers for fiscal 2016.
Under the direction of the Organization & Compensation Committee of our Board, we have designed our executive compensation program pertaining to the named executive officers other than the Executive Chairman to attract and retain highly qualified executive officers and to directly link pay to performance. Our strategic goals focused on improving our financial performance which resulted in the Organization & Compensation Committee, as discussed in more detail below, setting our named executive officers’, other than the Executive Chairman, fiscal 2016 annual incentive performance targets against benchmarks related to adjusted earnings before interest, taxes, depreciation, amortization and pension expense (“EBITDAP”) or performance measurement profit depending on the named executive officer, Corporate or Aerojet Rocketdyne cash flow from operations depending on the named executive officer, Aerojet Rocketdyne bookings and certain other goals that include individual performance and accomplishments of each named executive officer with this final component only being payable to the extent that all three aforementioned financial metrics are met at or above the threshold level for each metric. The Organization & Compensation Committee also granted named executive officers fiscal 2016 equity entirely in stock appreciation rights (25% of award) and performance-based restricted stock (75% of award) with vesting subject to achievement of performance targets based on the following five metrics: revenue; adjusted EBITDAP; return on invested capital (“ROIC”); cumulative Competitive Improvement Plan (“CIP”) investment; and cumulative CIP savings. The CIP is comprised of activities and initiatives aimed at reducing costs in order for the Company to continue to compete successfully.
The overall objectives of our compensation program are as follows:

•
Competitive Compensation — attract and retain high caliber executives and key personnel by providing compensation that is competitive with compensation for executive officers providing comparable services to similarly-situated companies, taking into account our size and complexity and the markets we serve;

•
Retention Incentives — retain high caliber executives by providing incentives for long-term continued employment with the Company or incentives for certain critical talent to achieve key short-term or mid-term strategic initiatives;

•	Performance Incentives — align the compensation structure of executives with goals of the Company by basing a meaningful portion of total compensation on achievement or performance goals; and

•
Stakeholder Incentives — promote an ownership interest that aligns management and stockholders. In this regard, the Organization & Compensation Committee approved robust share ownership guidelines that apply to our named executive officers, where over a period of time, each named executive officer is expected to own shares of our Common Stock equal in total market value to a designated multiple of such named executive officer’s annual salary.

Say-on-Pay
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company began providing our stockholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers. At the Annual Meeting of Stockholders of Aerojet Rocketdyne Holdings, Inc. held on April 27, 2016, 97% of the votes cast (excluding those who abstained or were broker non-votes) were in favor of the Company’s executive compensation program as described in that year’s annual Proxy Statement. After considering the outcome of this advisory vote and other relevant facts and circumstances relating to the Company’s executive pay, the Organization & Compensation Committee determined that no significant changes to our compensation policies were necessary.
Administration of the Executive Compensation Program
The Organization & Compensation Committee determines most matters of executive compensation and benefits, although the committee has delegated to the CEO and President the authority to establish base salaries and annual incentive compensation of the officers of the Company other than herself, the Executive Chairman, and the named executive officers. Our CEO and President; our retired Vice President, CFO and Assistant Secretary; and our Senior Director, Human Resources provided input to the Organization & Compensation Committee with respect to the fiscal 2016 compensation program. The Organization & Compensation Committee reviews and approves the total compensation for the CEO and President, the Executive Chairman, and the named executive officers.
In assessing competitive overall compensation, the Organization & Compensation Committee engages, from time to time, an independent outside consulting firm to aid in the review and evaluation of the total compensation provided to the named executive officers. Since fiscal 2010, the Company has retained Korn Ferry Hay Group (which in December 2015 was acquired by Korn/Ferry International (“Korn Ferry”) and subsequently has operated as Korn Ferry Hay Group, which name also is used to refer to Hay Group’s services prior to such acquisition) to review the design of the Company’s annual and long-term incentive programs and to assist in developing an executive compensation structure that was based on the internal hierarchy of jobs and aligned with external market practices. In performing its duties, Korn Ferry Hay Group worked with senior management and the Chairman of the Organization & Compensation Committee to understand the Company’s business strategy, the competitive market for talent, and the accountabilities of the executives and perceptions of the Company’s current compensation programs. Korn Ferry Hay Group was also instructed to develop an executive compensation comparator group of publicly traded companies in the aerospace and defense industry. Based on the information presented by Korn Ferry Hay Group and input from our CEO and President, our retired Vice President, CFO and Assistant Secretary, and our Senior Director, Human Resources, the Organization & Compensation Committee exercised its business judgment as to setting base salaries and incentive compensation levels and correlating performance levels for incentive-based compensation for the named executive officers other than the Executive Chairman.
Independent Executive Compensation Consultant’s Role
Both management and the Organization & Compensation Committee retain Korn Ferry Hay Group to provide objective analysis, advice and information to each of them, including competitive market data and compensation recommendations related to the CEO and President, the Executive Chairman, other senior executives, and the Board. Korn Ferry Hay Group served as the independent executive compensation consultant to management and to the Organization & Compensation Committee during fiscal 2016. The executive compensation consultant reports to the Senior Director of Human Resources and the Chairman of the Organization & Compensation Committee, and has direct access to the other members of the Organization & Compensation Committee as well as senior management. The fees incurred in fiscal 2016 to Korn Ferry for compensation services provided by Korn Ferry Hay Group to management and the Organization & Compensation Committee related to executive and Director compensation totaled $348,638. These fees were in large part driven by Korn Ferry Hay Group’s assistance in early 2016 of realigning the executive compensation programs with the go-forward strategy of the Company; as well as assistance in developing pay programs for the CEO and President and the Executive Chairman; assisting in compensation decisions relating to the departure of the Company’s former General Counsel and retired Vice President, CFO, and Assistant Secretary; and the on-boarding of their successors. In addition, Korn Ferry provided certain services to the Company at the request of management consisting of senior executive searches and general consulting totaling $469,453. The total fees incurred for the services provided by Korn Ferry to the Company in fiscal 2016 were $818,091.

The Organization & Compensation Committee believes that, given the nature and scope of these additional services consisting of senior executive searches and general consulting, they did not raise a conflict of interest and did not impair Korn Ferry Hay Group’s ability to provide independent advice to the Organization & Compensation Committee concerning executive compensation matters.
In making the overall determination of the independence of Korn Ferry Hay Group and their lead advisor to the Organization & Compensation Committee, the Organization & Compensation Committee considered, among other things, the factors on independence adopted in final SEC rules and approved in NYSE listing standards.
The decisions made by the Organization & Compensation Committee are the responsibility of the Organization & Compensation Committee and may reflect factors and considerations other than the information and recommendations provided by Korn Ferry Hay Group.
The Company also retained the services of Aon plc to provide valuation services pertaining to the stock-based compensation of the Executive Chairman. Total fees incurred by the Company for services provided by Aon plc in fiscal 2016 were $27,820.
Consideration of Competitive Market Data Regarding Executive Compensation
The Organization & Compensation Committee and the CEO and President used the results of the compensation study completed by Korn Ferry Hay Group in fiscal 2016 to determine pay for fiscal 2016. The Organization & Compensation Committee set base salaries, target annual cash incentive levels and target annual long-term incentive award values for the named executive officers, aside from the Executive Chairman, generally at or below the 50th percentile of competitive market levels for comparable aerospace and defense companies. This approach was the starting point of the analysis, then adjustments were made to some executives’ target compensation to reflect other factors such as the executives’ experience, breadth of responsibilities, tenure in the position, overall individual performance, and the Company’s performance overall.
The study conducted by Korn Ferry Hay Group in fiscal 2016 compared total executive compensation against similarly sized U.S. companies in the aerospace and defense industry and in the broader general industry, using data from Korn Ferry Hay Group’s Executive Compensation Survey. In addition, Korn Ferry Hay Group was instructed to develop an executive compensation comparator group of publicly traded companies in the aerospace and defense industry. In selecting the comparator group, the Company generally considered companies with revenues of approximately one-half to two times the Company’s revenues and companies in the aerospace and defense industry, excluding those that were exclusively focused on services. The purpose of the comparator group was to compare target and actual compensation levels of the Company’s named executive officers other than the Executive Chairman to the named executive officers of the comparator group.
The comparator group used for compensation benchmarking in fiscal 2016 was comprised of the following companies:

AAR Corp.	Hexcel Corp.
Barnes Group Inc.	Kaman Corp.
BE Aerospace Inc.	Kratos Defense & Security Solutions, Inc.
Crane Co.	MOOG Inc.
Cubic Corp.	Orbital Sciences Corp.
Curtiss Wright Corp.	Teledyne Technologies Incorporated.
Ducommun, Inc.	Triumph Group Inc.
Esterline Technologies Corp.	Woodward Inc.
Heico Corp.
Named Executive Officers for Fiscal 2016

•	Mr. Warren G. Lichtenstein was appointed Executive Chairman of the Company on June 24, 2016. Prior to such date, Mr. Lichtenstein served as Chairman of the Board.

•	Ms. Eileen P. Drake serves as CEO and President and is a member of the Company’s Board.

•	Mr. Mark A. Tucker serves as the Company’s COO.

•	Mr. Paul R. Lundstrom was appointed Vice President and CFO on November 7, 2016.

•	Mr. Arjun L. Kampani was appointed Vice President, General Counsel and Secretary on April 11, 2016.

•	Ms. Kathleen E. Redd served as Vice President, CFO and Assistant Secretary before her retirement on March 1, 2017.
Compensation Elements for Executives other than the Executive Chairman
The compensation program for executive officers has historically consisted of the following principal elements:

•	Base salary;

•	Short-term annual cash incentive awards;

•	Long-term compensation equity incentive awards, including restricted stock, performance-based restricted stock, stock options and cash-settled SARs; and

•	In-service and post-retirement/employment benefits - pension and 401(k) savings plans; however, defined benefit pension benefits were frozen effective fiscal 2009.
The Organization & Compensation Committee believes that these elements of compensation create a flexible package that reflects the long-term nature of the Company’s businesses and rewards both short- and long-term performance of the Company and each individual in accordance with the objectives of the compensation program. A description of these four components and related programs follows.
Base Salaries
Base salaries are used to provide a fixed amount of compensation for each executive’s regular work. Base salary increases for the CEO and President, Executive Chairman and the named executive officers must be approved by the Organization & Compensation Committee. Base salary increases for other officers of the Company must be approved by the CEO and President. Typically, the effective date of merit increases in base salaries is in late March or early April of each year. Base salary increases can also occur upon an executive’s promotion. In determining the amount of any increases in salaries, the Organization & Compensation Committee and/or CEO and President (i) evaluates the executive’s performance in the most recent fiscal year as well as the strategic importance of the executive to the Company; (ii) compares current base, target total cash, and target total direct compensation with compensation for relevant executive positions set forth in peer group and survey benchmarking prepared by Korn Ferry Hay Group as well as industry-specific compensation surveys; and (iii) takes into account the timing and amount of the last salary increase for each of the executives.
In fiscal 2016, the Organization & Compensation Committee approved an increase in base salary for certain of the Company’s named executive officers based on several factors, including each individual’s performance, sustained levels of contribution to the Company, the wage increase during the previous fiscal year, a review of the executive and senior management total compensation study conducted by Korn Ferry Hay Group in 2016 on the Company’s behalf, and with respect to Ms. Drake, Ms. Redd and Mr. Tucker, the total compensation of similarly situated executive officers included in the comparator group developed by Korn Ferry Hay Group. Based on the foregoing and as reflected in the Summary Compensation Table, Ms. Redd’s base salary increased 3.0%, and Mr. Tucker’s base salary increased 4.0%.
Annual Cash Incentive Program
The primary objective of our annual cash incentive program is to drive current fiscal year performance and achievement of designated strategic business and financial goals, and to the extent these goals are achieved, to provide competitive compensation to our senior management team. To those ends, the Organization & Compensation Committee sets performance targets such that total cash compensation (base salary plus annual cash incentive) will be within a competitive range of total cash compensation against the market if performance targets are met.

In addition, our senior management team has individual performance targets. The annual cash incentive program follows our “pay-for-performance” philosophy. If business metrics are met at the threshold level, cash incentives for individual performance targets are paid; if such minimum threshold metrics are not met, no cash incentives for individual performance targets are paid. If metrics are met at the maximum or higher, the Organization & Compensation Committee has discretion to adjust payments to the executives. The Organization & Compensation Committee has discretion to increase, reduce or eliminate payments within the parameters of the cash incentive program.
Fiscal 2016 performance targets consisted of adjusted EBITDAP or performance measurement profit depending on the named executive officer, Corporate or Aerojet Rocketdyne operating cash flow depending on the named executive officer, Aerojet Rocketdyne bookings, and certain other individual goals and had a 13-month performance period. With the input of our CEO and President; our retired Vice President, CFO and Assistant Secretary; and Senior Director Human Resources; the Organization & Compensation Committee:

•	sets the overall Company and individual performance objectives and corresponding performance and payout ranges for the fiscal year;

•	establishes a threshold, target, and maximum incentive opportunity for each executive officer; and

•	measures performance and determines awards for the prior fiscal year.
Annual cash incentives are paid at the beginning of each fiscal year for the prior fiscal year’s performance. Incentives paid are based upon the Organization & Compensation Committee’s (with input from the CEO and President; the retired Vice President, CFO and Assistant Secretary; and Senior Director of Human Resources) assessment of actual performance (individually and Company-wide) against pre-established Company and business segment performance objectives, as appropriate, to determine the amount payable with respect to the applicable target incentive opportunity.
The Organization & Compensation Committee tailors both performance measures and targets in order to most accurately approximate success criteria for both of our business segments and the Company’s performance overall. The payout levels are subject to change every year. For fiscal 2016, our current named executive officers (other than the Executive Chairman) are subject to a payout level based on their position in the Company and will receive the following percentages of their base salary based on actual achievement of the performance measures set forth below:

•	Eileen P. Drake, CEO and President — 100%;

•	Mark A. Tucker, COO — 65%;

•	Paul R. Lundstrom, Vice President and CFO — 65%;

•	Arjun L. Kampani, Vice President, General Counsel and Secretary — 55%; and

•	Kathleen E. Redd, Vice President, CFO and Assistant Secretary (retired) — 65%.

The Corporate criteria for the annual cash incentives used for fiscal 2016 performance applicable to Ms. Drake, Ms. Redd, and Mr. Kampani were the following:

Executive Targets	Threshold Opportunity	Target Opportunity	Maximum Opportunity		Actual Performance Corporate	Actual Achievement Corporate
(Dollars in Millions)
Adjusted EBITDAP(1)	15.0%	30.0%	60.0%		$273.1	30.5%
• Threshold — $244.9
• Target — $272.1
• Maximum — $326.5
Corporate Cash Flow from Operations(2)	15.0%	30.0%	60.0%		$168.9	60.0%
• Threshold — $ 7.4
• Target — $ 34.3
• Maximum — $ 73.2
Aerojet Rocketdyne Bookings(3)	15.0%	30.0%	60.0%		$1,809.0	37.0%
• Threshold — $ 1,555.9
• Target — $ 1,728.8
• Maximum — $ 2,074.5
Personal Factors(4)	5.0%	10.0%	20.0%			14.2% to 20.0%
• Threshold — 0 x multiplier
• Target — 1 x multiplier
Totals	50.0%	100.0%	200.0%	(5)		141.7% to 147.5%

(1)	We defined Adjusted EBITDAP to be earnings before interest, taxes, depreciation, amortization and retirement benefit expense adjusted for unusual items.

(2)
We defined Corporate Cash Flow from Operations to be the Company’s cash provided by operating activities net of cash used in financing activities, exclusive of debt issuance costs, repayments on debt and proceeds from the issuance of debt.

(3)
We defined Aerojet Rocketdyne Bookings to be the amount of money to be received for a contract of our Aerospace and Defense segment for which funding is authorized and has been directly appropriated and contractually obligated by the customer.

(4)	Personal Factors are only applicable after achieving all three financial metrics at the threshold level.

(5)
Under the terms of the Company’s annual incentive plan, Ms. Drake, Ms. Redd, and Mr. Kampani had the opportunity to earn up to 2x the following payout levels as a percent of base salary: 100% for Ms. Drake; 65% for Ms. Redd; and 55% for Mr. Kampani.

The Aerojet Rocketdyne criteria for the annual cash incentives used for fiscal 2016 performance applicable to Messrs. Tucker and Lundstrom were the following:

Executive Targets	Threshold Opportunity	Target Opportunity	Maximum Opportunity		Actual Performance Aerojet Rocketdyne	Actual Achievement Aerojet Rocketdyne
(Dollars in Millions)
Performance Measurement Profit Margin(1)	15.0%	30.0%	60.0%		10.6%	44.1%
• Threshold — 9.6%
• Target — 10.1%
• Maximum — 11.1%
Aerojet Rocketdyne Cash Flow from Operations(2)	15.0%	30.0%	60.0%		$266.8	60.0%
• Threshold — $ 130.0
• Target — $ 157.0
• Maximum — $ 195.9
Aerojet Rocketdyne Bookings(3)	15.0%	30.0%	60.0%		$1,809.0	37.0%
• Threshold — $ 1,555.9
• Target — $ 1,728.8
• Maximum — $ 2,074.5
Personal Factors(4)	5.0%	10.0%	20.0%			15.7% to 20.0%
• Threshold — 0 x multiplier
• Target — 1 x multiplier
Totals	50.0%	100.0%	200.0%	(5)		156.8% to 161.1%

(1)
We defined Performance Measurement Profit Margin to be the profit margin for our Aerospace and Defense segment, exclusive of certain corporate costs, retirement benefit costs, and other non-contract related costs expressed as a percentage of net sales.

(2)
We defined Aerojet Rocketdyne Cash Flow from Operations to be the Aerospace and Defense segment cash provided by operating activities net of cash used in financing activities, exclusive of debt issuance costs, repayments on debt and proceeds from the issuance of debt.

(3)
We defined Aerojet Rocketdyne Bookings to be the amount of money to be received for a contract of our Aerospace and Defense segment for which funding is authorized and has been directly appropriated and contractually obligated by the customer.

(4)	Personal Factors are only applicable after achieving all three financial metrics at the threshold level.

(5)
Under the terms of the Company’s annual incentive plan, Messrs. Tucker and Lundstrom had the opportunity to earn up to 2x the targeted payout level of 65% of base salary. Mr. Lundstrom’s payout was prorated 54 days of the 396 days of the plan year.

The calculations for the final payment of the annual cash incentive award for each named executive officer (other than the Executive Chairman) for fiscal 2016 performance were as follows, which are also reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, which follows this Compensation Discussion and Analysis:

Name	Payout Level	Base Salary	Cash Incentive Awards
			Award at 100% Target Performance	Award at 200% Maximum Performance	Actual Performance Achievement Percentage	Actual Payout at Achievement Percentage
Eileen P. Drake	100%	$700,000	$700,000	$1,400,000	147.5%	$1,032,500
Mark A. Tucker	65%	436,800	283,920	567,840	161.1%	457,395
Paul R. Lundstrom(1)	65%	430,000	38,114	76,227	156.8%	59,762
Arjun L. Kampani	55%	325,000	178,750	357,500	147.5%	263,656
Kathleen E. Redd	65%	429,154	278,950	557,900	141.7%	395,272

(1)	Mr. Lundstrom’s cash incentive award was prorated for 54 days of the 396 days of this plan year as his employment with the Company began on November 7, 2016.

Determining the Individual Compensation of Named Executive Officers other than the Executive Chairman
The Company’s performance and the named executive officer’s individual performance, measured against the annual performance goals for each, are used to determine each named executive officer’s target cash incentive award as well as each named executive officer’s individual performance and contribution as related to the achievement of such performance goals. In order for the named executive officer’s individual performance to be a factor in their cash incentive award, the Company must first achieve all three financial metrics at the threshold level. Once all three financial metrics are achieved, the Organization & Compensation Committee considers individual performance for each named executive officer.
On February 28, 2017, the Organization & Compensation Committee met and approved fiscal 2016 annual cash incentive awards, which are reported above and in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, which follows this Compensation Discussion and Analysis.
Long-Term Incentives (Equity-Based Compensation)
The Company, upon the recommendation and approval of the Organization & Compensation Committee, established the performance objectives and other terms of the Company’s 2016 Long-Term Incentive Program (the “2016 LTIP”) for executive officers and other eligible employees of the Company. The 2016 LTIP has a 36-month performance period for performance-based grants and a three-year vesting period for service-based grants. The Company uses long-term incentive compensation for executives to reinforce four strategic objectives:

•	to focus on the importance of returns to stockholders;

•	to promote the achievement of long-term performance goals;

•	to encourage executive retention; and

•	to promote higher levels of Company stock ownership by executives for increased alignment with stockholder interests.
Historically, the Company has strived to provide a sizable portion of the named executive officer’s compensation in an equity-based form. This type of compensation, coupled with the Company’s share ownership guidelines, will result in the executives becoming stockholders with considerable personal financial interest in the fiscal health and performance of the Company.
The amount of equity-based awards granted to executives has been determined by subtracting the executive’s annual cash compensation opportunity from the total targeted direct compensation that is competitive with the market based on SEC filings for our peer group and broad based industry studies. The ultimate value of these equity-based awards at grant has been driven in part by the executive’s performance in the past fiscal year and in part by their ability to increase the value of the Company going forward.
Our equity-based compensation in fiscal 2016 for the named executive officers, other than the newly appointed Vice President and CFO, included awards of service-based SARs, and performance-based restricted stock and is more fully described as follows:

•
SARs (service-based) — A grant of stock appreciation rights represents the right to receive a payment, during a defined period of time in the future (assuming continued employment), of an amount equal to the increase in measured value of a specified number of the Company’s Common Stock. Stock appreciation rights are designed to attract and retain executives by compensating them for increases in stockholder value over time. Time-based stock appreciation rights are generally exercisable in three years from the date of grant. All stock appreciation rights have a seven-year contractual life from the date of grant. As with restricted stock grants, executives who voluntarily resign or are terminated for cause immediately forfeit all unvested stock appreciation rights unless otherwise determined by the Organization & Compensation Committee.

•
Restricted stock (performance-based) — A grant of performance-based restricted stock is an award of shares of Common Stock that vests over a period of time after the grant date (depending upon the vesting conditions set by the Organization & Compensation Committee) provided that the relevant performance goals are met. Performance-based restricted stock awards are designed to drive financial performance as the awards vest from 50% to 200% of target based on performance, attract and retain executives by providing them with some of the benefits associated with stock ownership during the restriction period, while incentivizing them to remain with the Company. During the restricted performance period, the executives may not sell, transfer, pledge, assign or otherwise convey their restricted stock. However, executives may vote their shares and are entitled to receive dividend payments, if any are made. Executives who voluntarily resign or are terminated for cause prior to the end of the restriction period forfeit their restricted stock unless otherwise determined by the Organization & Compensation Committee.
In determining the grants of the 2016 LTIP, a 75% weighting was given on performance-based awards and a 25% weighting was put on service-based awards for the named executive officers. This mix was given to promote the achievement of long-term performance goals to add value to the Company, focus on returns to stockholders, encourage retention, and align with our pay-for performance philosophy.
The grants for the 2016 LTIP were made in April of 2016. The performance-based grants vest on or about February 28, 2019, based on meeting performance targets for the three year performance period ending December 31, 2018 and subject to approval by the Organization & Compensation Committee in early 2019. The service-based grants vest in April of 2019. See the 2016 Grants of Plan-Based Awards table for share amounts and grant date fair value of these grants specific to the named executive officers.
The performance metrics for the performance-based grant are revenue, EBITDAP, ROIC, cumulative CIP investment, and cumulative CIP savings. The vesting of the performance-based restricted stock depends on the level of achievement against target, with a minimum threshold level, and ranges from 50% to 200% of the target award. No performance-based restricted stock will vest if the threshold level of performance against all the specified metrics is not achieved.
All of the named executive officers with the exception of Messrs. Lichtenstein and Lundstrom were participants in the performance-based restricted stock grant and the service-based SAR grant made in April of 2016.
Compensation of Executive Chairman
As mentioned in the Executive Summary on page 27 and further described under Named Executive Officers for Fiscal 2016 on page 29, Mr. Lichtenstein, the Executive Chairman is a named executive officer for fiscal 2016. Since his appointment as Chairman in 2013, Mr. Lichtenstein has been instrumental in guiding strategic direction, capital allocation, financing, and merger & acquisition activity. In appointing Mr. Lichtenstein as Executive Chairman in 2016, the Company’s Board, excluding Mr. Lichtenstein, determined that Mr. Lichtenstein’s financial acumen, knowledge of the Company, and business contacts would be more valuable as an executive in a management capacity with a greater time commitment. In this expanded role, Mr. Lichtenstein is expected to continue to have a substantial impact on driving strategy and results of the Company beyond his responsibilities as the Chairman of the Board.
An Advisory Committee, consisting of Merrill A. McPeak (Chairman), Thomas A. Corcoran, Lance W. Lord, and James H. Perry, was formed in July 2016 (and disbanded in October 2016) to review and recommend a compensation package for the Executive Chairman.
Rationale for Equity Grants
In structuring and approving the equity grants that comprised the compensation package for the Executive Chairman, the Advisory Committee, the Organization & Compensation Committee and the Board considered various factors it viewed as significant, including:

•	the role of Executive Chairman at the Company in strategic and operational positioning of the business, with enterprise-wide accountability;

•	the substantial time commitment required of the Executive Chairman;

•	the importance of the Executive Chairman to the success of the business; and

•	the intention that the grants will cover two years of service for the Executive Chairman.
In addition, the Advisory and Organization & Compensation Committees and the Board took into account information provided by the independent executive compensation consultant, Korn Ferry Hay Group, regarding the competitive positioning of the potential grants, market pay practices of its aerospace and defense peers, trends in the broader market relating to pay levels and pay structure of executive chairs, and the range of potential pay packages for the executive chairman role. Korn Ferry Hay Group had determined that the proposed grants presented for its analysis were within the range of competitive market practice for the role and the substantial involvement of the Executive Chairman at the Company. Further, Korn Ferry Hay Group noted that the composition of the grants as sixty percent (60%) performance-based (restricted shares and stock options) would be a positive feature in assessing the overall grant package.
Design and consideration of compensation proposal
For his services as Executive Chairman, the Advisory and Organization & Compensation Committees requested that an appropriate compensation package be developed of equity-based awards relating to the Company’s Common Stock. A proposal consisting of time-based restricted stock, performance-based restricted stock, and performance-based stock options, each with vesting in three equal increments, was designed in concert with the independent compensation advisor of the Organization & Compensation Committee, Korn Ferry Hay Group, and Aon plc. With the input of the independent advisor, the proposed equity grants for the Executive Chairman were considered by the Advisory and the Organization & Compensation Committees.
Size and features of equity grants
On August 19, 2016, the Board, upon the recommendation of the Advisory and Organization & Compensation Committees, approved the following grants to Mr. Lichtenstein to cover his compensation as Executive Chairman for a period of two years pursuant to the Company’s 2009 Incentive Plan:
(i)    in lieu of salary, 180,000 shares of time-based restricted stock vesting in 1/3 increments on August 19, 2017, August 19, 2018 and August 19, 2019, having an aggregate expense value of approximately $3.2 million;
(ii)    200,000 shares of performance-based restricted stock of the Company, 1/3 to vest upon the attainment of a share price of $22 no later than August 19, 2019, an additional 1/3 to vest upon the attainment of a share price of $24 no later than August 19, 2020, and an additional 1/3 to vest upon the attainment of a share price of $26 no later than August 19, 2021, with the share price in all cases being determined on the basis of the 20-day volume weighted average price of the Company’s stock, which performance-based restricted shares had an expense value of approximately $2.6 million; and
(iii)    200,000 options to purchase shares of the Company’s Common Stock with a grant price of $18.01 with 1/3 to vest upon the attainment of a share price of $23 no later than August 19, 2019, an additional 1/3 to vest upon the attainment of a share price of $25 no later than August 19, 2020, and an additional 1/3 to vest upon the attainment of a share price of $27 no later than August 19, 2021, with the share price in all cases being determined on the basis of the 20-day volume weighted average price of the Company’s Common Stock, which performance-based stock options had an expense value of approximately $1.2 million.
If Mr. Lichtenstein’s employment with the Company terminates for any reason upon a Change in Control, any unvested time-based restricted stock and any unvested performance-based stock and/or options will be evaluated and may, upon the approval of the Board in its full discretion, become immediately vested. Since the awards were designed to compensate Mr. Lichtenstein for two years of service as Executive Chair (with no subsequent award for the second year), the annualized amount of such compensation is approximately $3.5 million.
Pension Plans, 401(k) Savings Plan and Benefit Restoration Plans
Pension Plans
The Company’s defined benefit pension and benefits restoration plans (“BRP”) are frozen and no longer accruing benefits. Effective February 1, 2009 and July 31, 2009, future benefit accruals for all non-collective bargaining-unit employees, including the named executive officers, and collective bargaining-unit employees respectively, were discontinued. No employees lost their previously earned pension benefits. Only Ms. Redd has an accrued balance in the same frozen tax-qualified pension plans as other employees. All the other named executive officers do not participate in a pension plan because their employment commenced after benefit accruals were discontinued. These plans include the Qualified Pension Plan, a tax-qualified defined benefit plan; and the 2009 Pension BRP Plan, a non-qualified defined benefit plan.

The frozen Qualified Pension Plan is a tax-qualified defined benefit plan covering substantially all collective bargaining-unit and non-collective bargaining-unit employees hired before the freeze date. In general, normal retirement age is 65, with certain plan provisions allowing for earlier retirement. Before the freeze date, pension benefits were calculated under formulas based on compensation and length of service for salaried employees and under negotiated non-wage based formulas for bargaining-unit and hourly employees. Participants will receive the highest benefit calculated under any of the formulas for which they were eligible to participate through the freeze date.
Total pension benefits for the named executive officers other than the Executive Chairman and certain other highly compensated employees were determined under a combination of the frozen 2009 Pension BRP Plan, which is a non-qualified plan, and the frozen Qualified Pension Plan. As set forth above, the frozen Qualified Pension Plan is a qualified pension plan that provides pension benefits for employees, the amount of which is limited under Section 401(a)(17) or 415 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions). The frozen 2009 Pension BRP Plan restored the pension plan benefits which executives and their beneficiaries would otherwise lose as a result of the limitations under Section 401(a)(17) or 415 of the Code (or any successor provisions). Eligibility to participate in the frozen 2009 Pension BRP Plan was designated by the Organization & Compensation Committee. Further details regarding benefits under these plans, including the estimated value of retirement benefits for each named executive officer, are found in the section entitled 2016 Pension Benefits on page 48.
401(k) Savings Plan
The named executive officers other than the Executive Chairman are also eligible to participate in the Aerojet Rocketdyne Retirement Savings Plan, a 401(k) tax-qualified defined contribution savings plan which is available to all Company employees. The Company matches 100% of the first 3% of employee contributions, and 50% of the next 3% of employee contributions for all participating employees.
2009 401(k) Benefits Restoration Plan
The named executive officers other than the Executive Chairman participate in the related non-qualified, unfunded 2009 Benefits Restoration Plan for the Aerojet Rocketdyne Holdings, Inc. 401(k) Plan (the “2009 401(k) BRP Plan”) which enables participants to defer their compensation on a pre-tax basis. The Company matches employee contributions if the participant has reached the 402(g) limit in the 401(k) Savings Plan. Details about the 2009 401(k) BRP Plan are presented in the section entitled 2016 Non-qualified Deferred Compensation on page 49.
Executive Stock Ownership Guidelines
In order to strengthen the alignment between the financial interests of stockholders and the financial interests of executives of the Company, the Organization & Compensation Committee has share ownership guidelines that apply to the Company’s executive officers. Under these guidelines, each executive officer is expected to have equity in the Company equal in aggregate market value to a designated multiple of such officer’s annual salary. The multiples are as follows: Executive Chairman and CEO and President — six times CEO base salary; CFO, COO, and General Counsel — three times base salary; Senior Vice Presidents — two times base salary; and all other Vice Presidents subject to the guidelines — one time base salary.
In calculating the amount of equity owned by an executive, the Organization & Compensation Committee looks at the value of Company stock owned by the executive which includes vested or unvested restricted stock as well as unvested performance-based restricted shares at the percentage expected to vest, and the value of any vested “in the money” stock options or SARs (i.e. market value of stock in excess of the strike price for the stock option or SAR.) Newly appointed executives are expected to be in compliance with the ownership guidelines within five years of their appointments. Each executive is required to retain 50% of his or her net shares obtained through vesting of shares or exercising stock options until the executive is in compliance with the established guidelines. Executives must remain in compliance with the established guidelines after any sale of shares of the Company’s Common Stock.
As of December 31, 2016, all of the named executive officers either held equity in the Company equal in market value to the guidelines in place at that time or are in the transition period set forth in the guidelines and are anticipated to meet the guidelines by the end of the transition period. The Organization & Compensation Committee routinely reviews the guidelines, and considers adjustments when appropriate. The following table shows the current status of equity ownership for each current named executive officer as of December 31, 2016.

Name	Value of Equity Ownership*	Date of Election	Years as an Officer
Warren G. Lichtenstein	$10,672,808	06/24/2016	0.5
Eileen P. Drake	4,101,162	03/02/2015	1.8
Mark A. Tucker	1,409,470	10/07/2013	3.2
Paul R. Lundstrom	718,000	11/07/2016	0.2
Arjun L. Kampani	996,503	04/11/2016	0.7
Kathleen E. Redd	5,583,165	01/21/2009	8.0

*	Value is based on the stock price on December 30, 2016 of $17.95.
Transactions in Company Securities
The Company’s insider trading policy prohibits Directors, officers, and employees from engaging in certain short-term or speculative transactions involving the securities of the Company. Pursuant to the policy, Directors, officers, and employees may not engage in short sales of the Company’s stock nor buy or sell puts, future contracts, or other forms of derivative securities relating to the Company’s securities.
Employment Agreement, Transition Agreement and Plan Provisions
Eileen P. Drake Employment Agreement
On November 23, 2015, the Company entered into an employment agreement with Ms. Drake, pursuant to which Ms. Drake agreed to continue to serve as the Company’s CEO and President.  The agreement provides for an initial one-year term, which will be automatically extended, upon the same terms and conditions, for successive one-year periods unless either party, at least 60 days prior to the expiration of the then-current term, gives written notice to the other of its intention not to renew such employment. The agreement provides that Ms. Drake will receive an annual base salary of $700,000, with such base salary effective retroactive to June 1, 2015.  Additionally, the agreement provides to Ms. Drake, among other things, (i) a one-time bonus of $200,000; (ii) an annual bonus based on a target opportunity pursuant to the Company’s Annual Incentive Plan which shall be adopted annually by the Board; and (iii) a grant of 120,000 shares of the Company’s Common Stock in the form of performance shares (the “Promotion Award”) pursuant to the terms and conditions of the 2009 Incentive Plan with a vesting year term from fiscal 2015 to fiscal 2018, 40,000 of which shall vest if environmental remediation reimbursement advancement agreements are achieved, 40,000 of which shall vest if competitive improvement program restructuring execution is achieved, and 40,000 of which shall vest if AR1 program achievement is attained.  In addition, Ms. Drake will be eligible to participate in future grants pursuant to the 2009 Incentive Plan with a target opportunity of 200% of her base salary in effect for the then-current fiscal year.
In the event that the Company terminates Ms. Drake’s employment for Cause or Ms. Drake resigns other than for Good Reason (as such terms are defined in the agreement), the Company’s obligations will generally be limited to (i) payment of her base salary accrued up to and including the date of termination or resignation, to be paid at termination, (ii) payment in lieu of any accrued but unused vacation time, in accordance with the Company’s vacation policy, (iii) payment of any unreimbursed expenses in accordance with the Company’s business reimbursement policy, (iv) immediate vesting of any unvested time-based restricted shares, and (v) payments and benefits under any Company benefit plan, program or policy that Ms. Drake participated in during employment and paid pursuant to the terms of such plan, program and policy (the “Accrued Obligations”).
If Ms. Drake’s employment is terminated at any time due to her Death or Disability (as such terms are defined in the agreement), Ms. Drake shall be entitled to receive the Accrued Obligations and severance payments and benefits equal to the following: (i) twelve (12) months of her base salary paid in installments; (ii) any bonuses earned and paid by the date of termination; (iii) other than the Promotion Award which shall not vest, to the extent unvested at the time of Ms. Drake’s termination of employment, immediate full vesting of all of Ms. Drake’s equity awards under the 2009 Incentive Plan (at target performance, if applicable); (iv) outplacement services provided by the Company-designated outplacement firm for a period of eighteen (18) months starting no later than ninety (90) days from the date of termination with a maximum value of $25,000; (v) in the case of Death, life insurance benefits paid in accordance with the terms of the policy and coverage in which Ms. Drake was enrolled before the date of Death; and (vi) in the case of termination due to Disability, the Company shall pay for the premiums associated with a six (6) month continuation, without any required contributions from Ms. Drake (but subject to all other plan and policy terms) in Ms. Drake’s Company provided life insurance policy in which she is enrolled before the date of termination; and (vii) provided Ms. Drake timely elects and is eligible for COBRA coverage, the Company shall pay for the premiums associated with six (6) months of Ms. Drake’s continued participation, without any required contributions from Ms. Drake (but subject to all other plan terms, including co-payments and deductibles) in the Aerojet Rocketdyne Medical Plan, the Aerojet Rocketdyne Dental Plan, and the Aerojet Rocketdyne Vision Plan (the “Benefit Plans”) in which she is enrolled before the date of termination.
  If Ms. Drake’s employment is terminated at the Company’s election at any time for reasons other than Cause, or by Ms. Drake for Good Reason (and not for Death or Disability or in connection with a change in control), then Ms. Drake shall be entitled to receive the Accrued Obligations and severance payments and benefits equal to the following: (i) twelve (12) months of her base salary paid in installments; (ii) other than the Promotion Award which shall not vest, to the extent unvested at the time of Ms. Drake’s termination of employment, immediate full vesting of all of Ms. Drake’s equity awards under the 2009 Incentive Plan (at target performance, if applicable); (iii) Ms. Drake will have the opportunity to continue to participate in the Company provided life insurance policy in which she is enrolled before the date of termination at an amount of 1x Base Salary for a period of twelve (12) months following the date of termination; (iv) provided Ms. Drake timely elects and is eligible for COBRA coverage, the Company shall pay for the premiums associated with eighteen (18) months of Ms. Drake’s continued participation, without any required contributions from Ms. Drake (but subject to all other plan terms, including co-payments and deductibles) in the Benefit Plans in which she is enrolled prior to the date of termination; and (v) outplacement services provided by the Company-designated outplacement firm for a period of eighteen (18) months starting no later than ninety (90) days from the date of termination with a maximum value of $25,000.
If Ms. Drake’s employment is terminated by the Company without Cause (excluding due to a death or disability) or by Ms. Drake for Good Reason within eighteen (18) months following a Change in Control (as defined in the Plan) then Ms. Drake shall be entitled to the following payments and benefits: (i) the Accrued Obligations; (ii) annual target bonus for the pro-rated portion of the fiscal year prior to the Change in Control paid in a lump sum; (iii)  a severance payment equal to eighteen (18) months of (y) Ms. Drake’s base salary and (z) annual target bonus paid in a lump sum; (iv) other than the Promotion Award which shall not vest, to the extent unvested at the time of Ms. Drake’s termination of employment, immediate full vesting of all of Ms. Drake’s equity awards under the 2009 Incentive Plan (at target performance, if applicable); (v) Ms. Drake will have the opportunity to continue to participate in the Company provided life insurance policy in which she is enrolled before the date of termination at an amount of 1x Base Salary for a period of twelve (12) months following the date of termination; (vi) provided Ms. Drake timely elects and is eligible for COBRA coverage, the Company shall pay for the premiums associated with eighteen (18) months of Ms. Drake’s continued participation, without any required contributions from Ms. Drake (but subject to all other plan terms, including co-payments and deductibles) in certain health-related benefit plans in which Ms. Drake is enrolled prior to the date of termination; and (vii) outplacement services provided by the Company-designated outplacement firm for a period of eighteen (18) months starting no later than ninety (90) days from Ms. Drake’s date of termination with a maximum value of $25,000.
Kathleen E. Redd Transition and General Release Agreement
On December 20, 2016, the Company and Ms. Redd entered into a Transition and General Release Agreement (the “Transition Agreement”). Under the terms of the Transition Agreement, Ms. Redd will serve as Vice President, CFO and Assistant Secretary (Transitioning) for the Company until the later of March 1, 2017 or the filing of the Company’s 2016 Annual Report on Form 10-K (which shall occur no later than April 30, 2017) (the “Transition Period”) to, among other things, support the transition of the new CFO. The Company continued to pay Ms. Redd’s salary during the Transition Period and she continued to be enrolled in the same Company insurance benefits in which she participated as of December 20, 2016. Ms. Redd’s 2013 time-based equity award under the Company’s 2009 Incentive Plan vested according to plan terms and on schedule. The vesting of Ms. Redd’s 2014 time-based equity award granted under the 2009 Incentive Plan was accelerated to vest on the last day of the Transition Period. Ms. Redd remained eligible for payment under the Company’s 2016 Annual Cash Incentive Program, which was paid at the same time as cash incentive payments were paid to the Company’s other executives. Ms. Redd’s 2014 performance-based equity award under the 2009 Incentive Plan vested at the same time that the Company approved and authorized vesting to those eligible under the plan. Ms. Redd will not be eligible for any other incentive pay, bonus or other form of compensation in relation to services she performed during the Transition Period.
Per the Transition Agreement, if Ms. Redd re-executes the Transition Agreement within 21 calendar days of the conclusion of the Transition Period, (i) her 2015 and 2016 equity grants under the Company’s 2009 Incentive Plan will vest, (ii) she will receive a separation pay of $165,059 representing 20 weeks of pay, in the form of a lump sum payment, minus applicable deductions and withholdings, (iii) she will continue to participate, without any required deductions, in the Company’s benefits plans in which she is enrolled prior to the end of the Transition Period to the end of the month following 180 calendar days from the last day of the Transition Period and (iv) she will remain eligible for a pro-rated portion of her award under the Company’s 2017 Annual Cash Incentive Plan, which would be paid at the same time as cash incentive payments are paid to the Company’s executives generally. Ms. Redd did re-execute the Transition Agreement on March 1, 2017.
Other
The Aerojet Rocketdyne Foundation matches all employee and Director gifts to accredited, non-profit colleges, universities, secondary and elementary public or private schools located in the United States. Gifts made are matched dollar for dollar up to $3,000 per calendar year per donor. Effective January 1, 2017, the Aerojet Rocketdyne Foundation will match gifts dollar for dollar up to $1,000 per calendar year.
Impact of Accounting Guidance for Stock Compensation
The accounting standards applicable to stock compensation are one factor that the Company and the Organization & Compensation Committee consider in the design of its long-term equity incentive programs. Other factors include the link to the performance that each vehicle provides, the degree of upside leverage and downside risk inherent in each vehicle, the impact on dilution and overhang that the vehicles have, and the role that each vehicle has in the attraction, retention, and motivation of our executive and key employee talent. The Company monitors its stock compensation expense to ensure that it is reasonable, but expense will not be the most important factor in making decisions about our long-term incentive plans.
Tax Deductibility under Section 162(m)
Section 162(m) of the Code limits the amount of compensation paid to our CEO and President and our other three most highly compensated executive officers, other than our CFO, that may be deducted by us for federal income tax purposes in any fiscal year to $1,000,000. “Performance-based” compensation that has been approved by our stockholders and otherwise satisfies the performance-based requirements under Section 162(m) of the Code is not subject to the Code’s $1,000,000 deduction limit. While the Organization & Compensation Committee prefers compensation paid to our named executive officers to be tax deductible under the Code, the Organization & Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when it determines is necessary or appropriate to enable the Company to continue to attract, retain, reward and motivate its highly qualified executives. Therefore, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible.
Employee Compensation Policies Relating to Risk Management
The Organization & Compensation Committee believes that the Company’s compensation policies and practices are structured to discourage inappropriate risk taking by our executives and that none of the Company’s compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Company believes that its compensation plans effectively balance risk and reward and are generally uniform in design and operation throughout the Company.

Limited Government Reimbursement of Compensation
As a government contractor, the Company is subject to the Federal Acquisition Regulation, which limits the reimbursement of costs by our government customers for senior executive compensation to a benchmark compensation cap established each year. The cap applies to all employees of the Company. Any amounts over the cap are considered unallowable and, therefore, not billed to the government.

SUMMARY COMPENSATION TABLE
The following table sets forth information regarding compensation for each of the named executive officers for fiscal years 2016, 2015 and 2014 and one-month ended December 31, 2015.

Name and Principal Position	Fiscal Period	Salary(1)	Bonus	Stock Awards(2)		Options/SARs Awards(2)		Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Warren G. Lichtenstein(5)
Executive Chairman	2016	$—	$—	$6,191,807	(6)	$1,162,407	(7)	$—	$—	$7,354,214
Eileen P. Drake(8)	2016	702,692	—	1,049,998	(9)	501,060		951,673	40,229	3,245,652
CEO and President	Dec 2015	61,923	—	—		—		80,827	—	142,750
	2015	477,695	200,000	3,916,338		241,662		574,587	76,585	5,486,867
Mark A. Tucker (10)	2016	434,538	—	409,503	(11)	195,415		421,589	11,925	1,472,970
Chief Operating Officer	Dec 2015	37,154	—	—		—		35,806	—	72,960
	2015	384,341	—	264,614		170,523		256,536	10,921	1,086,935
Paul R. Lundstrom(12)
Vice President, CFO	2016	66,154	100,000	656,400	(13)	—		59,762	359,599	1,241,915
Arjun L. Kampani(14)
Vice President, General Counsel and Secretary	2016	237,500	100,000	872,156	(15)	117,563		263,656	92,874	1,683,749
Kathleen E. Redd	2016	427,872	—	1,225,183	(16)	35,281	(17)	364,329	11,925	2,064,590
Vice President, CFO and Assistant Secretary (Retired)	Dec 2015	36,858	—	—		—		30,943	—	67,801
	2015	414,289	200,000	418,340		269,603		289,512	11,925	1,603,669
	2014	390,294	—	482,731		—		242,711	11,700	1,127,436

(1)	The amount reported in this column reflects the dollar amount of base salary earned in each listed fiscal period.

(2)
The amounts reported in these columns represent the aggregate grant date fair value of awards granted in each of the periods presented. The grant date fair value of stock awards is computed in accordance with GAAP excluding the effect of estimated forfeitures and is equal to the closing price of our stock on the date of grant times the number of shares awarded and in the case of performance grants, adjusted for the probable outcome of achieving performance metrics. The grant date fair value of stock options and SARs awards (other than Mr. Lichtenstein’s award) was estimated using the Black-Scholes Model. A discussion of the assumptions used in calculating these values may be found in Note 8(d) in the audited financial statements in the Company’s Annual Report on Form 10-K for fiscal 2016. A description of these awards can be found under the section entitled Long-Term Incentives (Equity-Based Compensation) on page 34. The grant date fair value of Mr. Lichtenstein’s performance awards was calculated using a Monte Carlo simulation given that these awards contain market-based vesting conditions. A description of Mr. Lichtenstein’s awards can be found under the section entitled Compensation of Executive Chairman on page 35.

(3)
The amount reported in this column reflects annual cash incentive compensation, which is based on performance in each listed fiscal period. This annual incentive compensation is discussed further under the section entitled Annual Cash Incentive Program on page 30.

(4)	The amount reported in this column includes the following for fiscal 2016:

Name	Company Matching Contribution to 401(k) Plan	Company Matching Contribution to Benefits Restoration Plan- Savings Plan	Matching Gift by the Aerojet Rocketdyne Foundation	Perquisites And Other Personal Benefits(A)	Total
Warren G. Lichtenstein	$—	$—	$—	$—	$—
Eileen P. Drake	11,925	—	—	28,304	40,229
Mark A. Tucker	11,925	—	—	—	11,925
Paul R. Lundstrom	1,488	—	—	358,111	359,599
Arjun L. Kampani	—	—	—	92,874	92,874
Kathleen E. Redd	11,925	—	—	—	11,925

(A) This column includes items paid by the Company or reimbursed to the employee for relocation expenses.

(5)	Mr. Lichtenstein was appointed Executive Chairman of the Company on June 24, 2016.

(6)
Mr. Lichtenstein’s stock compensation consists of $351,698 for fully vested and restricted stock grants received for service on the Board, $3,241,800 for a service-based restricted stock grant, and $2,598,309 for a performance-based restricted stock grant that will vest as follows:

1/3 upon attainment of a share price of $22 no later than August 19, 2019; an additional 1/3 upon attainment of a share price of $24 no later than August 19, 2020; and the final 1/3 upon attainment of a stock price of $26 no later than August 19, 2021.

(7)
Mr. Lichtenstein’s options compensation consists of $1,162,407 for a performance-based stock option grant that will vest as follows: 1/3 upon attainment of a share price of $23 no later than August 19, 2019; an additional 1/3 upon attainment of a share price of $25 no later than August 19, 2020; and the final 1/3 upon attainment of a stock price of $27 no later than August 19, 2021.

(8)	Ms. Drake commenced her employment with the Company on March 2, 2015.

(9)
Ms. Drake’s stock awards compensation consists of $1,049,998 for a performance-based restricted stock grant that vests based on revenue, EBITDAP, ROIC, cumulative CIP investment, and cumulative CIP savings metrics for fiscal 2018. The grant date fair value of the performance based restricted stock grant at the maximum vesting of 200% would be $2,099,996.

(10)	Mr. Tucker was appointed COO on June 25, 2015.

(11)
Mr. Tucker’s stock awards compensation consists of $409,503 for a performance-based restricted stock grant that vests based on revenue, EBITDAP, ROIC, cumulative CIP investment, and cumulative CIP savings metrics for fiscal 2018. The grant date fair value of the performance based restricted stock grant at the maximum vesting of 200% would be $819,007.

(12)	Mr. Lundstrom commenced his employment with the Company on November 7, 2016.

(13)	Mr. Lundstrom’s stock awards compensation consists of $656,400 for service-based restricted stock grant.

(14)	Mr. Kampani commenced his employment with the Company on April 11, 2016.

(15)
Mr. Kampani’s stock awards compensation consists of $628,400 for service-based restricted stock grant and $243,756 for a performance-based restricted stock grant that vests based on revenue, EBITDAP, ROIC, cumulative CIP investment, and cumulative CIP savings metrics for fiscal 2018. The grant date fair value of the performance based restricted stock grant at the maximum vesting of 200% would be $487,497.

(16)
Ms. Redd’s stock awards compensation consists of $979,438 for a performance-based restricted stock grant that has been modified per the Transition Agreement, and $245,745 of incremental fair value for restricted stock grants granted in previous years and modified in fiscal 2016 per the Transition Agreement.

(17)
Ms. Redd’s option/SARs awards compensation consists of $216, 242 for a time-based SAR grant less $180,961 for the incremental fair value of option awards granted in previous years and modified in fiscal 2016 per the Transition Agreement.

2016 GRANTS OF PLAN-BASED AWARDS
The following table provides information for each of the named executive officers for fiscal 2016 annual and long-term incentive award opportunities, including the range of possible payments under non-equity incentive plans. No awards were granted in the one-month ended December 31, 2015.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options/SARs ($/Sh)	Grant Date Fair Value of Stock and Option/SARs Awards ($)
		Threshold (2)	Target	Maximum	Threshold	Target	Maximum
Warren G. Lichtenstein
Restricted Stock	01/15/2016							1,829			$27,490	(3)
Restricted Stock	01/15/2016							914			13,737	(3)
Restricted Stock	05/02/2016							11,462			209,984	(3)
Restricted Stock	05/16/2016							3,811			66,997	(3)
Restricted Stock	05/16/2016							1,905			33,490	(3)
Restricted Stock	08/19/2016							180,000			3,241,800
Restricted Stock	08/19/2016					200,000					2,598,309	(4)
Stock Options	08/19/2016					200,000				$18.01	1,162,407	(5)
Eileen P. Drake
Annual Incentive Award		$—	$700,000	$1,400,000
Restricted Stock	04/05/2016				32,854	65,707	131,414				1,049,998	(6)
SARs	04/05/2016								68,189	15.98	501,060	(7)
Mark A. Tucker
Annual Incentive Award		—	283,920	567,840
Restricted Stock	04/05/2016				12,813	25,626	51,252				409,503	(6)
SARs	04/05/2016								26,594	15.98	195,415	(7)
Paul R. Lundstrom
Restricted Stock	11/07/2016	—	38,114	76,227				40,000			656,400
Arjun L. Kampani
Annual Incentive Award		—	178,750	357,500
Restricted Stock	04/11/2016				7,758	15,516	31,031				243,756	(6)
Restricted Stock	04/11/2016							40,000			628,400
SARs	04/11/2016								16,274	15.71	117,563	(7)
Kathleen E. Redd
Annual Incentive Award		—	278,950	557,900
Restricted Stock	04/05/2016							54,383			979,438	(8)
Restricted Stock Modification	04/07/2014										5,171	(8)
Restricted Stock Modification	03/30/2015										219,517	(8)
Restricted Stock Modification	04/17/2015										21,057	(8)
Stock Options Modification	03/30/2015										(170,701)	(8)
Stock Options Modification	04/17/2015										(10,260)	(8)
SARs	04/05/2016								28,219	15.98	216,242	(9)

(1)
Reflects the possible payout amounts of non-equity incentive plan awards that could have been earned in December 2015 and fiscal 2016. See the Summary Compensation Table on page 42 for the amounts actually earned in December 2015 and fiscal 2016 and paid out in the first quarter of fiscal 2017.

(2)	If all financial metrics are not met at the threshold level, the annual incentive award will not be earned.

(3)	These awards represent grants received for service on the Board before Mr. Lichtenstein’s appointment as Executive Chairman.

(4)
Vesting of this performance-based restricted stock grant is as follows: 1/3 upon attainment of a share price of $22 no later than August 19, 2019; an additional 1/3 upon attainment of a share price of $24 no later than August 19, 2020; and the final 1/3 upon attainment of a stock price of $26 no later than August 19, 2021. The grant date fair value of Mr. Lichtenstein’s performance award was calculated using a Monte Carlo simulation with the following weighted average assumptions at the grant date: expected life - 1.04 years; volatility - 32.97%; risk-free interest rate - 1.17%.

(5)
Vesting of this performance-based stock options grant is as follows: 1/3 upon attainment of a share price of $23 no later than August 19, 2019; an additional 1/3 upon attainment of a share price of $25 no later than August 19, 2020; and the final 1/3 upon attainment of a stock price of $27 no later than August 19, 2021. The grant date fair value of Mr. Lichtenstein’s performance award was calculated using a Monte Carlo simulation with the following weighted average assumptions at the grant date: expected life - 0.99 years; volatility - 39.58%; risk-free interest rate - 1.43%.

(6)
Vesting of this performance-based restricted stock grant is based on financial performance for fiscal 2018. The grant date fair value at the maximum of 200% vesting would be $2,099,996 for Ms. Drake, $819,007 for Mr. Tucker, and $487,497 for Mr. Kampani.

(7)
The fair value of these SAR grants were estimated using the Black-Scholes Model with the following weighted average assumptions at the grant date: expected life - seven years; volatility - 42.50%; risk-free interest rate - 1.68%; dividend yield - 00.0%.

(8)	These restricted stock and stock option grants were modified pursuant to the Transition Agreement between the Company and Ms. Redd.

(9)
The fair value of this SAR grant was estimated using the Black-Scholes Model with the following weighted average assumptions at the modification date: expected life - 6.35 years; volatility - 34.9%; risk-free interest rate - 2.29%; dividend yield - 00.0%.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR END
The following table provides information for each of the named executive officers regarding outstanding stock options, SARs, and stock awards held by the officers as of December 31, 2016.

Name	Option/SARs Awards							Stock Awards
	Number of Securities Underlying Unexercised Options/SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/SARs (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Option/SARs (#)		Option/ SARs Exercise Price ($)	Option/ SARs Expiration Year	Service-Based Equity Awards			Equity Incentive Plan Awards
								Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Warren G. Lichtenstein
Restricted Stock								—		—	200,000	(2)	$3,590,000
								180,000	(3)	$3,231,000	—		—
								1,905	(4)	34,195	—		—
								5,731	(5)	102,871	—		—
								914	(6)	16,406	—		—
SARs	9,317	—		—		$13.23	2020
	13,619	—		—		6.82	2019
	15,454	—		—		6.01	2018
	27,479	—		—		4.63	2017
	6,000	—		—		2.39	2019
	6,000	—		—		8.48	2018
	12,000	—		—		8.48	2018
Stock Options	—	—		200,000	(7)	18.01	2023
	43,546	—		—		17.27	2021
Eileen P. Drake
Restricted Stock								—		—	131,414	(8)	2,358,881
								—		—	40,000	(9)	718,000
								—		—	32,522	(10)	583,770
								28,937	(11)	519,419	—		—
								25,667	(12)	460,723	—		—
Stock Options	—	17,848	(13)	—		23.06	2022
SARs	—	68,189	(14)	—		15.98	2023
Mark A. Tucker
Restricted Stock								—		—	51,252	(8)	919,973
								—		—	22,950	(10)	411,953
								4,777	(15)	85,747	—		—
								—		—	28,662	(16)	514,483
SARs	—	26,594	(14)	—		15.98	2023
Stock Options	—	12,594	(13)	—		23.06	2022
Paul R. Lundstrom
Restricted Stock								40,000	(17)	718,000	—		—
Arjun L. Kampani
Restricted Stock								—		—	31,031	(8)	557,006
								40,000	(18)	718,000	—		—
SARs	—	16,274	(19)	—		15.71	2023
Kathleen E. Redd
Restricted Stock								—		—	54,383	(21)	976,175
								—		—	2,710	(21)	48,645
								—		—	33,876	(21)	608,074
								6,988	(20)	125,435	—		—
								—		—	41,927	(16)	752,590
SARs	—	28,219	(21)	—		15.98	2023
	20,000	—		—		4.25	2018
Stock Options	—	1,487	(21)	—		20.48	2022
	—	18,591	(21)	—		23.06	2022
	5,612	—		—		16.59	2021
	1,750	—		—		6.00	2019
	22,449	—		—		6.01	2018
	64,555	—		—		4.91	2017
	35,000	—		—		4.54	2019

(1)	The market value was calculated by multiplying the number of shares by the closing market price of the Company’s Common Stock of $17.95 on December 30, 2016.

(2)	Mr. Lichtenstein’s performance-based restricted stock award vests in one-third increments on August 19th of each year if performance targets are met starting in 2019 becoming fully vested in 2021.

(3)	Mr. Lichtenstein’s service-based restricted stock award vests in one-third increments on August 19th each year, becoming fully vested in 2019.

(4)	Mr. Lichtenstein’s service-based restricted stock award will vest on May 16, 2017.

(5)	Mr. Lichtenstein’s service-based restricted stock award will vest on May 2, 2017.

(6)	Mr. Lichtenstein’s service-based restricted stock award vested on January 15, 2017.

(7)	Mr. Lichtenstein’s performance-based stock option award vests in one-third increments on August 19th of each year if performance targets are met starting in 2019 becoming fully vested in 2021.

(8)
The vesting date for these performance-based restricted stock awards is on or about February 28, 2019, subject to approval by the Organization & Compensation Committee. These awards will only vest if performance targets are met through December 31, 2018.

(9)	These shares will vest when the individual performance goals are met, if met before November 18, 2018.

(10)
The vesting date for these performance-based restricted stock awards is on or about February 28, 2018, subject to approval by the Organization & Compensation Committee. These awards will only vest if performance targets are met through December 31, 2017.

(11)	This service-based restricted stock award vested on January 3, 2017.

(12)	The vesting date for these service-based restricted stock awards is March 2, 2018.

(13)	The vesting date for these service-based stock option awards is March 30, 2018.

(14)	The vesting date for these service-based SARs awards is April 5, 2019.

(15)	The vesting date for these service-based restricted stock awards is April 7, 2017.

(16)	The vesting date for these performance-based restricted stock awards was February 28, 2017. Performance targets were met through December 31, 2016 resulting in grants vesting at 133.8%.

(17)	Mr. Lundstrom’s service-based restricted stock award vests in one-third increments on November 7th each year, becoming fully vested in 2019.

(18)	Mr. Kampani’s service-based restricted stock award vests in one-third increments on April 11th each year, becoming fully vested in 2019.

(19)	Mr. Kampani’s service-based SARs award will vest on April 11, 2019.

(20)	Ms. Redd’s service-based restricted stock award vested on March 1, 2017 per the Transition Agreement.

(21)	Ms. Redd’s 2015 and 2016 equity grants vested on March 9, 2017 per the terms of the re-execution of the Transition Agreement.
2016 OPTION/SAR EXERCISES AND STOCK VESTED
The following table provides information for each of the named executive officers regarding stock option and SARs exercises and stock award vestings during fiscal 2016. There were no stock option and SARs exercises or stock award vestings in the one-month ended December 31, 2015.

Name	Option/SARs Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Warren G. Lichtenstein	12,000	$143,520	19,492	$322,043
Eileen P. Drake	—	—	28,936	453,138
Mark A. Tucker	—	—	5,833	102,777
Paul R. Lundstrom	—	—	—	—
Arjun A. Kampani	—	—	—	—
Kathleen E. Redd	—	—	42,974	785,430

(1)
The value realized on vesting represents the difference between the closing market price of the Company’s Common Stock on the exercise date and the exercise price multiplied by the number of shares underlying each option exercised.

(2)	The amounts reported in this column reflect restricted stock awards that vested during fiscal 2016.

(3)	The value realized on vesting is calculated by multiplying the number of shares vested by the closing market price of the Company’s Common Stock on the vesting date.

2016 PENSION BENEFITS
The Company’s defined benefit pension and BRP are frozen and no longer accruing benefits. Effective February 1, 2009 and July 31, 2009, future benefit accruals for all non-collective bargaining-unit employees, including the named executive officers and collective bargaining-unit employees respectively, were discontinued. Also, Effective November 30, 2014 and December 31, 2014, the Company discontinued benefit accruals for certain Rocketdyne’s bargaining unit employees. No employees lost their previously earned pension benefits.
Qualified Pension Plan
The Qualified Pension Plan is a tax-qualified defined benefit plan covering substantially all collective bargaining-unit and non-collective bargaining-unit employees hired before the freeze date. In general, normal retirement age is 65, with certain plan provisions allowing for earlier retirement. Before the freeze date, pension benefits were calculated under formulas based on compensation and length of service for salaried employees and under negotiated non-wage based formulas for bargaining-unit and hourly employees. Participants will receive the highest benefit calculated under any of the formulas for which they were eligible to participate through the freeze date.
2009 Pension BRP Plan
Total pension benefits for the named executive officers other than the Executive Chairman and certain other highly compensated employees were determined under a combination of the 2009 Pension BRP Plan, which is a non-qualified plan, and the Qualified Pension Plan. As set forth above, the Qualified Pension Plan is a qualified pension plan that provides pension benefits for employees, the amount of which is limited under Section 401(a)(17) or 415 of the Code (or any successor provisions). The 2009 Pension BRP Plan restored the pension plan benefits which executives and their beneficiaries would otherwise lose as a result of the limitations under Section 401(a)(17) or 415 of the Code (or any successor provisions). Eligibility to participate in the 2009 Pension BRP Plan was designated by the Organization & Compensation Committee.
The following table provides information regarding the actuarial present values of accumulated benefits under the Qualified Pension Plan and the 2009 Pension BRP Plan of the named executive officers who were eligible for pension benefits prior to the freeze date of the plans as of December 31, 2016. Ms. Drake, and Messrs. Lundstrom, Lichtenstein, Tucker and Kampani are not participants in either of the pension plans as their employment with the Company commenced after the freeze date.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Fiscal 2016 ($)
Kathleen E. Redd	Qualified Pension Plan	6.50	$331,192	$ —
	2009 Pension BRP Plan	6.50	88,412	—

(1)
Credited service under the Qualified Pension Plan and the 2009 Pension BRP Plan is determined for all participants in accordance with such plans and is through February 1, 2009, the freeze date for these plans in which the Company discontinued future benefit accruals for all non-collective bargaining-unit employees, including the named executive officers. This number is being presented unrounded.

(2)
The amounts reported in this column were calculated based on the accrued benefit as of February 1, 2009, the date benefit accruals were frozen for non-collective bargaining-unit employees. Present values were calculated assuming no pre-retirement mortality or termination. The values under the Qualified Pension Plan and the 2009 Pension BRP Plan are the actuarial present values as of December 31, 2016 of the benefits earned as of the freeze date and payable at the earliest age eligible for unreduced benefits for the Qualified Pension Plan (the earlier of age 65, or age 62 with 10 years of service) and the current benefit election date on record for the 2009 Pension BRP Plan. The change in the present values this year compared to last year is primarily the result of a decrease in the discount rate due to lower market interest rates used to determine the Company’s pension obligation.

The discount rate assumption is 4.02% for the Qualified Pension Plan and 4.07% for the 2009 Pension BRP Plan. The mortality assumption of the two pension plans is RP 2014 no collar projected back to 2006 with Scale MP-2014 then forward generationally using a customized Scale MP-2016. The assumptions reflected in this footnote are the same as the ones used for the Qualified Pension Plan and the 2009 Pension BRP Plan for financial reporting purposes with the exception of assumed retirement age and the absence of pre-retirement mortality and termination assumptions.

2016 NON-QUALIFIED DEFERRED COMPENSATION
Benefits Restoration Plan — 2009 401(k) BRP Plan
The 2009 401(k) BRP Plan is a non-qualified, unfunded plan designed to enable participants to defer their compensation on a pre-tax basis. Under the 2009 401(k) BRP Plan, a select group of employees approved by the Organization & Compensation Committee, elect to defer compensation earned in the current year such as salary and certain other incentive compensation that would otherwise be paid in the current year. Effective January 1, 2009, obligations with respect to benefits that were earned or vested under the Prior Pension BRP after December 31, 2004, and were related to the restoration of 401(k) benefits which such employees and their beneficiaries would otherwise have lost as a result of Code limitations upon accrual and/or payment of benefits from the Aerojet Rocketdyne Retirement Savings Plan, along with all associated earnings, were transferred to, and will be maintained under and paid from the 2009 401(k) BRP Plan. Accordingly, only benefits that are exempt from Section 409A of the Code will be maintained under and paid from the Prior Pension BRP, in accordance with the terms of the Prior Pension BRP.
The Company matches contributions in an amount equal to 100% of the participant’s contribution up to the first 3% of the participant’s eligible compensation and 50% up to the next 3% of the participant’s eligible compensation if the participant has reached the 402(g) limit in the 401(k) Savings Plan. The maximum company match is 4.5%. Participants indicate how they wish their deferred compensation and the company matching contributions to be notionally invested among the same investment options available through the Aerojet Rocketdyne Retirement Savings Plan. Non-qualified benefits may be paid out of either the grantor trust (pre-funded) or the Company’s general assets.
The following table provides information for each of the named executive officers regarding aggregate officer and Company contributions and aggregate earnings for fiscal 2016 and the one-month ended December 31, 2015 and fiscal 2016 year-end and December 2015 month-end account balances under the 2009 401(k) BRP Plan.

Name	Fiscal Period	Executive Contributions in the Period ($)(1)	Company Contributions in the Period ($)(2)	Aggregate Earnings in the Period ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at the End of the Period ($)
Warren G. Lichtenstein	2016	$—	$—	$—	$—	$—
	Dec 2015	—	—	—	—	—
Eileen P. Drake	2016	—	—	—	—	—
	Dec 2015	—	—	—	—	—
Mark A. Tucker	2016	—	—	—	—	—
	Dec 2015	—	—	—	—	—
Paul R. Lundstrom	2016	—	—	—	—	—
	Dec 2015	—	—	—	—	—
Arjun L. Kampani	2016	—	—	—	—	—
	Dec 2015	—	—	—	—	—
Kathleen E. Redd	2016	—	—	6,322	—	62,483
	Dec 2015	—	—	(3,835)	—	56,161

(1)	The amounts reported in this column reflect compensation earned in December 2015 and fiscal 2016 and deferred under the 2009 401(k) BRP Plan of which there was none.

(2)	The amounts reported in this column reflect company matches under the 2009 401(k) BRP Plan earned in December 2015 and fiscal 2016 of which there were none.

(3)	The amounts reported in this column reflect interest credited on account holdings and the change in value of other investment holdings during December 2015 and fiscal 2016.

Employment Agreement and Indemnity Agreements
On November 23, 2015, the Company entered into an employment agreement with Ms. Drake in connection with her promotion to serve as the Company’s CEO and President, which is described under the section entitled Employment Agreement, Transition Agreement and Plan Provisions - Eileen P. Drake Employment Agreement on page 38.
On December 20, 2016, the Company entered into a Transition Agreement with Ms. Redd which is described under the section Employment Agreement, Transition Agreement and Plan Provisions - Kathleen E. Redd Transition and General Release Agreement on page 39.
The Company has entered into indemnification agreements with each of its Directors and the named executive officers pursuant to which the Company is required to defend and indemnify such individuals if or when they are party or threatened to be made a party to any action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such individual is or was a Director and/or named executive officer of the Company or any of its subsidiaries.
Potential Payments upon Termination of Employment or Change in Control
Termination Benefits for Eileen P. Drake
According to the employment agreement entered into between the Company and Ms. Drake as discussed in the section above, in the event that the Company terminates Ms. Drake’s employment for Cause or Ms. Drake resigns other than for Good Reason (as such terms are defined in the agreement), the Company’s obligations will generally be limited to the Accrued Obligations as defined on page 38.
If Ms. Drake’s employment is terminated at any time due to her Death or Disability (as such terms are defined in the agreement), Ms. Drake shall be entitled to receive the Accrued Obligations and severance payments and benefits equal to the following: (i) twelve (12) months of her base salary paid in installments; (ii) any bonuses earned and paid by the date of termination; (iii) other than the Promotion Award which shall not vest, to the extent unvested at the time of Ms. Drake’s termination of employment, immediate full vesting of all of Ms. Drake’s equity awards under the 2009 Incentive Plan (at target performance, if applicable); (iv) outplacement services provided by the Company-designated outplacement firm for a period of eighteen (18) months starting no later than ninety (90) days from the date of termination with a maximum value of $25,000; (v) in the case of Death, life insurance benefits paid in accordance with the terms of the policy and coverage in which Ms. Drake was enrolled before the date of Death; and (vi) in the case of termination due to Disability, the Company shall pay for the premiums associated with a six (6) month continuation, without any required contributions from Ms. Drake (but subject to all other plan and policy terms) in Ms. Drake’s Company provided life insurance policy in which she is enrolled before the date of termination; and (vii) provided Ms. Drake timely elects and is eligible for COBRA coverage, the Company shall pay for the premiums associated with six (6) months of Ms. Drake’s continued participation, without any required contributions from Ms. Drake (but subject to all other plan terms, including co-payments and deductibles) in the Aerojet Rocketdyne Medical Plan, the Aerojet Rocketdyne Dental Plan, and the Aerojet Rocketdyne Vision Plan (the “Benefit Plans”) in which she is enrolled before the date of termination.
  If Ms. Drake’s employment is terminated at the Company’s election at any time for reasons other than Cause, or by Ms. Drake for Good Reason (and not for Death or Disability or in connection with a change in control), then Ms. Drake shall be entitled to receive the Accrued Obligations and severance payments and benefits equal to the following: (i) twelve (12) months of her base salary paid in installments; (ii) other than the Promotion Award which shall not vest, to the extent unvested at the time of Ms. Drake’s termination of employment, immediate full vesting of all of Ms. Drake’s equity awards under the 2009 Incentive Plan (at target performance, if applicable); (iii) Ms. Drake will have the opportunity to continue to participate in the Company provided life insurance policy in which she is enrolled before the date of termination at an amount of 1x Base Salary for a period of twelve (12) months following the date of termination; (iv) provided Ms. Drake timely elects and is eligible for COBRA coverage, the Company shall pay for the premiums associated with eighteen (18) months of Ms. Drake’s continued participation, without any required contributions from Ms. Drake (but subject to all other plan terms, including co-payments and deductibles) in the Benefit Plans in which she is enrolled prior to the date of termination; and (v) outplacement services provided by the Company-designated outplacement firm for a period of eighteen (18) months starting no later than ninety (90) days from the date of termination with a maximum value of $25,000.

If Ms. Drake’s employment is terminated by the Company without Cause (excluding due to a death or disability) or by Ms. Drake for Good Reason within eighteen (18) months following a Change in Control (as defined in the Plan) then Ms. Drake shall be entitled to the following payments and benefits: (i) the Accrued Obligations; (ii) annual target bonus for the pro-rated portion of the fiscal year prior to the Change in Control paid in a lump sum; (iii)  a severance payment equal to eighteen (18) months of (y) Ms. Drake’s base salary and (z) annual target bonus paid in a lump sum; (iv) other than the Promotion Award which shall not vest, to the extent unvested at the time of Ms. Drake’s termination of employment, immediate full vesting of all of Ms. Drake’s equity awards under the 2009 Incentive Plan (at target performance, if applicable); (v) Ms. Drake will have the opportunity to continue to participate in the Company provided life insurance policy in which she is enrolled before the date of termination at an amount of 1x Base Salary for a period of twelve (12) months following the date of termination; (vi) provided Ms. Drake timely elects and is eligible for COBRA coverage, the Company shall pay for the premiums associated with eighteen (18) months of Ms. Drake’s continued participation, without any required contributions from Ms. Drake (but subject to all other plan terms, including co-payments and deductibles) in certain health-related benefit plans in which Ms. Drake is enrolled prior to the date of termination; and (vii) outplacement services provided by the Company-designated outplacement firm for a period of eighteen (18) months starting no later than ninety (90) days from Ms. Drake’s date of termination with a maximum value of $25,000.
Termination Benefits for Other Named Executive Officers
The Company does not have a severance plan in place for the current named executive officers with the exception of Ms. Drake. Ms. Redd retired from the Company pursuant to her Transition Agreement on March 1, 2017. The Company has a policy for a reduction in force, pursuant to which Messrs. Lundstrom, Tucker and Kampani, as well as all other employees of the Company are eligible to participate. The policy provides for employees to continue participating in health, welfare, and retirement benefit plans for a period of 60 days per the terms of the applicable plans and subject to all conditions thereof. Upon execution of a release, the named executive officer is eligible to receive separation pay of five weeks’ pay plus one additional week’s pay for each full or partial year of service, with the maximum amount of separation pay being 30 weeks’ pay. In addition, with an executed release, the named executive officer is eligible to continue participation in certain health and welfare benefits for a total period of 180 days from the date of reduction in force. Overlapping benefits under both the standard and enhanced benefits provisions will be inclusive in this six month period.
Treatment of Equity Awards
Equity awards made to employees, including the named executive officers, generally provide for the immediate accelerated vesting of the award, including stock options, performance-based stock options at maximum vesting, SARs, time-based restricted stock and performance-based restricted stock at maximum vesting (regardless of whether or not the performance target is ultimately met) upon a change in control of the Company regardless of whether a termination occurs. Ms. Drake’s performance-based equity wards will vest at target vesting as discussed in Termination Benefits for Eileen P. Drake on page 50. Mr. Lichtenstein’s equity grants awarded in connection with his appointment as Executive Chairman will be evaluated and may become immediately vested if his employment terminates for any reason upon a Change in Control upon the approval of the Board in its full discretion.

Estimated Cost of Termination Benefits
The amounts of estimated incremental compensation and benefits payable to the named executive officers assuming a qualifying termination of employment as of December 31, 2016, are shown in the following table.

Name	Cash Severance
Warren G. Lichtenstein	$—
Eileen P. Drake without Cause	738,777
Eileen P. Drake Death or Disability	729,746
Eileen P. Drake with Change in Control	1,788,777
Mark A. Tucker	—
Paul R. Lundstrom	—
Arjun L. Kampani	—
Kathleen E. Redd	—
Security Ownership of Certain Beneficial Owners
The Company believes that the following table is an accurate representation of beneficial owners of more than 5% of the 74,564,946 shares of the Common Stock outstanding as of March 8, 2017. The table is based on reports of Schedule 13D and Schedule 13G filed with the SEC on or prior to March 8, 2017.

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
GAMCO Investors, Inc. One Corporate Center Rye, NY 10580	8,670,445	(1)	11.6%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	8,676,187	(2)	11.6%
FMR LLC 245 Summer Street Boston, MA 02210	8,963,584	(3)	12.0%
NewSouth Capital Management, Inc. 999 S. Shady Grove Road Suite 501 Memphis, TN 38120	5,399,531	(4)	7.2%
Steel Partners Holdings L.P. 590 Madison Avenue 32nd Floor New York, NY 10022	4,180,997	(5)	5.6%
Victory Capital Management, Inc. 4900 Tiedeman Rd 4th Floor Brooklyn, OH 44144	4,824,978	(6)	6.5%

(1)
Includes shares beneficially owned by Mario J. Gabelli and various affiliated entities, including Gabelli Funds, LLC, GAMCO Asset Management Inc., Teton Advisors, Inc., Gabelli Securities, Inc., GGCP, Inc., GAMCO Investors, Inc. and Associated Capital Group, Inc. Gabelli Funds, LLC reported sole voting power and sole dispositive power with respect to 2,745,505 shares. GAMCO Asset Management Inc. reported sole voting power with respect to 4,358,091 shares and sole dispositive power with respect to 4,702,040 shares. Teton Advisors, Inc. reported sole voting power and sole dispositive power with respect to 1,208,900 shares. GGCP, Inc. reported sole voting power and sole dispositive power with respect to 14,000 shares. GAMCO Investors, Inc. and Associated Capital Group, Inc. each reported sole voting power and sole dispositive power with respect to 0 shares. All of the foregoing information is according to Amendment No. 53 to a Schedule 13D dated March 1, 2017 and filed with the SEC on March 7, 2017.

(2)
BlackRock, Inc. reported sole voting power with respect to 8,547,655 shares and sole dispositive power with respect to the 8,676,187 shares. The foregoing information is according to Amendment No. 7 to a Schedule 13G dated January 9, 2017 and filed with the SEC on January 12, 2017.

(3)
FMR LLC reported sole voting power with respect to 188,138 shares and sole dispositive power with respect to the 8,963,584 shares. The foregoing information is according to Amendment No. 2 to a Schedule 13G dated February 13, 2017 and filed with the SEC on February 14, 2017.

(4)
NewSouth Capital Management, Inc. reported sole voting power with respect to 4,428,722 shares and sole dispositive power with respect to the 5,399,531 shares. The foregoing information is according to an Amendment No. 3 to a Schedule 13G dated February 7, 2017 and filed with the SEC on February 8, 2017.

(5)
Consists of shares owned directly by SPH Group Holdings LLC (“SPHG Holdings”). Steel Partners Holdings L.P. (“Steel Holdings”) owns 99% of the membership interests of SPH Group LLC (“SPHG”). SPHG is the sole member of SPHG Holdings. Steel Partners Holdings GP Inc. (“Steel Partners GP”) is the general partner of Steel Holdings, the managing member of SPHG and the manager of SPHG Holdings. By virtue of these relationships, each of Steel Holdings, SPHG and Steel Holdings GP may be deemed to beneficially own the shares owned directly by SPHG Holdings. Each of the foregoing may be deemed to have shared voting and dispositive power with respect to such shares. All of the foregoing information is according to Amendment No. 22 to a Schedule 13D dated October 28, 2013 and filed with the SEC on October 28, 2013.

(6)
Victory Capital Management Inc. reported sole voting power with respect to 4,605,250 shares and sole dispositive power with respect to the 4,824,978 shares. The foregoing information is according Amendment No. 1 to a Schedule 13G dated February 10, 2017 and filed with the SEC on February 10, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s Directors and certain officers and persons who own more than 10% of the outstanding Common Stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. The SEC also requires such persons to furnish the Company with copies of the Forms 3, 4 and 5 they file. Based solely on our review of the copies of such forms that the Company has received, the Company believes that all of its Directors, executive officers and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal 2016, with the exception of a late Form 4 filing for Mr. Henderson which was due to an administrative oversight.

PROPOSAL 2
ADVISORY VOTE ON AEROJET ROCKETDYNE’S EXECUTIVE COMPENSATION PROGRAM

As we do each year, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the Company is providing its stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of the named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.
As described in the Compensation Discussion and Analysis, the Company’s executive compensation program is designed to support our business goals and promote both short-term and long-term growth and directly link pay to performance. The compensation program for executive officers has historically consisted of the following principal elements: short-term compensation, including base salaries and annual cash incentive awards; long-term compensation equity incentive awards, including restricted stock, stock options and cash-settled SARs; and in-service and post-retirement/employment benefits.
We are asking stockholders to indicate their support for the compensation of the executive officers named in the “Summary Compensation Table” included in this Proxy Statement (referred to as the “named executive officers”). This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the named executive officers’ compensation. Accordingly, we will ask stockholders to vote “FOR” the following resolution at the Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the other related tables and disclosure.”
The say-on-pay vote is advisory, and therefore not binding on the Company, the Organization & Compensation Committee or our Board. The Board and the Organization & Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Organization & Compensation Committee will evaluate whether any actions are necessary to address those concerns.
The affirmative vote of the holders of at least a majority of the shares present in person or represented by proxy and entitled to vote is necessary to approve this proposal. Broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote. Abstentions will have the same effect as a vote against this proposal. While this vote is required by law, it will neither be binding on the Company or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board.
The Board unanimously recommends a vote FOR the advisory approval of Aerojet Rocketdyne’s executive compensation.

PROPOSAL 3
ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON AEROJET ROCKETDYNE’S EXECUTIVE COMPENSATION PROGRAM

The Dodd-Frank Act also enables stockholders to indicate how frequently we should seek an advisory vote on the compensation of the named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as relates to Proposal 2 included elsewhere in this Proxy Statement. By voting on this Proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.
After careful consideration of this Proposal, the Board has determined that an advisory vote on executive compensation that occurs every year, or annually, is the most appropriate alternative for the Company, and therefore the Board recommends that you vote for an annual interval for the advisory vote on executive compensation. We believe that an annual vote allows for input from stockholders on the most frequent basis. As such, an annual vote would likely foster more robust dialogue between the Board and our stockholders.
You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to this Proposal. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Board or the Company in any way, the Board may decide that it is in the best interests of stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.
The Board unanimously recommends a vote FOR ONE YEAR on the frequency of the advisory vote on Aerojet Rocketdyne’s Executive Compensation Program.

PROPOSAL 4
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed PwC, an independent registered public accounting firm, to serve as the Company’s independent auditors for fiscal 2017. The Audit Committee is submitting Proposal 4 to stockholders for ratification as a corporate governance practice. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of the independent auditors, whether or not the Company’s stockholders ratify the appointment.
Representatives of PwC are expected to be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so and respond to appropriate questions.
The affirmative vote of the holders of at least a majority of the shares present in person or represented by proxy and entitled to vote is necessary to approve this proposal. Broker non-votes will have no effect on the proposal. Abstentions will have the same effect as a vote against this proposal. The persons named in the accompanying form of proxy intend to vote such proxies to ratify the appointment of PwC unless a contrary choice is indicated.
The Board unanimously recommends a vote FOR the ratification of the appointment of PwC as the Company’s independent auditors for fiscal 2017.
Audit Fees
Audit fees for professional services rendered by them for the audit of the Company’s annual financial statements including the integrated audit of internal control over financial reporting, the review of financial statements included in the Company’s quarterly reports on Form 10-Q, or services that are normally provided in connection with statutory audits were:

	Fiscal Year Ended		One Month Ended
	2016	2015	Dec 2015
	In Thousands
Audit fees	$2,967	$4,776	$1,300
Audit-Related Fees
Audit-related fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, and are not reported under “Audit Fees” above were:

	Fiscal Year Ended		One Month Ended
	2016	2015	Dec 2015
	In Thousands
Audit-related fees	$466	$328	$—
Audit-related fees consisted of assurance services associated with employee benefit plan audits, the issuance of convertible notes and implementation of the new revenue recognition rules.
Tax Fees
Tax fees billed for professional services rendered by them for tax compliance, tax advice and tax planning were:

	Fiscal Year Ended		One Month Ended
	2016	2015	Dec 2015
	In Thousands
Tax fees	$80	$17	$—

All Other Fees
All other fees for products and services provided by them, other than those reported under “Audit Fees,” “Audit-Related Fees” and “Tax Fees,” were:

	Fiscal Year Ended		One Month Ended
	2016	2015	Dec 2015
	In Thousands
All other fees	$604	$4	$200
All other fees pertain primarily to benchmarking services provided and accounting research software.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Company’s Independent Auditors
Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditors.
Prior to engagement of the independent auditors for the next year’s audit, management will submit an aggregate of services expected to be rendered during the year for Audit, Audit-Related, Tax and Other Fees for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year by category of service. During the fiscal year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditors.
The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. None of the services described above was approved by the Audit Committee under the de minimus exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.
Other Business
As of the time this Proxy Statement was printed, the Company was unaware of any proposals to be presented for consideration at the Annual Meeting other than those set forth herein, but, if other matters do properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy pursuant to discretionary authority conferred thereby, to vote the proxy in accordance with their best judgment on such matters.
Submission of Stockholder Proposals
Stockholders who intend to have their proposals considered for inclusion in the Company’s proxy materials related to the 2018 annual meeting of stockholders must submit their proposals to the Company by November 24, 2017. Stockholders who intend to present a proposal at the 2018 annual meeting of stockholders without inclusion of that proposal in the Company’s proxy materials are required to provide notice of their proposal to the Company no later than the close of business on February 3, 2018 nor earlier than the close of business on January 4, 2018. The Company’s Proxy Statement for the 2018 annual meeting of stockholders will grant authority to the persons named in the proxy card to exercise their voting discretion with respect to any proposal of which the Company does not receive notice by February 3, 2018. All proposals for inclusion in the Company’s proxy materials and notices of proposals should be sent to Chairman of the Corporate Governance & Nominating Committee, c/o Secretary, Aerojet Rocketdyne Holdings, Inc., 222 N. Sepulveda Blvd, Suite 500, El Segundo, California 90245.
It is important that proxies be voted promptly; therefore, stockholders who do not expect to attend in person are urged to vote by either (a) using the toll-free telephone number shown on your proxy card, (b) casting your vote electronically at the website listed on your proxy card, or (c) if you have requested a full set of proxy materials to be sent to you, completing, signing, dating and promptly returning the accompanying proxy card in the enclosed envelope, which requires no postage if mailed in the United States.
By Order of the Board of Directors,
/s/ Arjun L. Kampani
ARJUN L. KAMPANI
Vice President,
General Counsel and Secretary
March 24, 2017

FIDELITY INVESTMENTS
P.O. BOX 9112
FARMINGDALE, NY 11735

To vote by Internet

1) Read the Proxy Statement and have this card at hand.
2) Go to **www.proxyvote.com**
3) Follow the online instructions.

To vote by Telephone

1) Read the Proxy Statement and have this card at hand.
2) Call toll-free at **1-800-690-6903**
3) Follow the recorded instructions.

To vote by Mail

1) Read the Proxy Statement.
2) Check the appropriate boxes on this card.
3) Sign, date and return the card in the enclosed envelope provided.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E17716-Z69194

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

AEROJET ROCKETDYNE HOLDINGS, INC.

	For All	Withhold All	For All Except
1. Election of Directors	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Thomas A. Corcoran
02) Eileen P. Drake
03) James R. Henderson
04) Warren G. Lichtenstein
05) General Lance W. Lord, USAF (Ret.)
06) General Merrill A. McPeak, USAF (Ret.)
07) James H. Perry
08) Martin Turchin

	For	Against	Abstain
2. To consider and approve an advisory resolution to approve executive compensation.	▢	▢	▢

	1 Year	2 Years	3 Years	Abstain
3. To consider and act upon an advisory vote on the frequency of the advisory vote regarding the resolution to approve executive compensation.	▢	▢	▢	▢

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

V.3

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

▼ **Please fold and detach card at perforation before mailing** ▼

E17717-Z69194

AEROJET ROCKETDYNE HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS - MAY 4, 2017
THIS INSTRUCTION CARD IS SOLICITED BY FIDELITY MANAGEMENT TRUST COMPANY ON BEHALF OF THE AEROJET ROCKETDYNE HOLDINGS, INC. BOARD OF DIRECTORS

As a participant in the Aerojet Rocketdyne Retirement Savings Plan, you have the right to instruct Fidelity Management Trust Company, as trustee for the plan, to vote the shares of Aerojet Rocketdyne Holdings, Inc. attributable to your plan account as you have directed at the Annual Meeting of Stockholders to be held on May 4, 2017. Your voting instructions will be tabulated confidentially. Only Fidelity will have access to your individual voting instructions.

Unless otherwise required by law, the shares attributable to your plan account will be voted as directed; if no direction is made, if the card is not signed, or if the card is not received by May 1, 2017, the shares attributable to your plan account will be voted in the same proportion as shares for which the trustee has received voting instructions.

PLEASE SIGN AND DATE ON THE REVERSE SIDE

V3

AEROJET ROCKETDYNE HOLDINGS, INC.
ATTN: REBECCA BAUER
P.O. BOX 537012
SACRAMENTO, CA 95853-7012

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **ajrd.onlineshareholdermeeting.com**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E16463-P85517 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AEROJET ROCKETDYNE HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Thomas A. Corcoran
02) Eileen P. Drake
03) James R. Henderson
04) Warren G. Lichtenstein
05) General Lance W. Lord, USAF (Ret.)
06) General Merrill A. McPeak, USAF (Ret.)
07) James H. Perry
08) Martin Turchin

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To consider and approve an advisory resolution to approve executive compensation.	☐	☐	☐

The Board of Directors recommends you vote FOR ONE YEAR on the following proposal. If no choice is specified on proposal 3, these shares will be voted for the one year election.

	1 Year	2 Years	3 Years	Abstain
3. To consider and act upon an advisory vote on the frequency of the advisory vote regarding the resolution to approve executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

E16464-P85517

AEROJET ROCKETDYNE HOLDINGS, INC.
PROXY FOR HOLDERS OF COMMON STOCK
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Arjun L. Kampani and Paul R. Lundstrom, and each of them, his or her proxy, with the power of substitution, to vote all shares of Common Stock of Aerojet Rocketdyne Holdings, Inc. which the undersigned is entitled to vote at the annual meeting of stockholders to be held virtually on May 4, 2017 at 9:00 a.m. Pacific Daylight Time, and any adjournments or postponements thereof, and appoints the proxyholders to vote as directed below and in accordance with their sole judgment on matters incident to the conduct of the meeting and on such other matters as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO CONTRARY DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR ALL OF THE BOARD'S NOMINEES IN PROPOSAL 1; FOR PROPOSALS 2 AND 4 AND FOR ONE YEAR FOR PROPOSAL 3, AND IN ACCORDANCE WITH THE PROXYHOLDERS' SOLE JUDGMENT ON MATTERS INCIDENT TO THE CONDUCT OF THE MEETING AND ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side

V.1.2